Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

McKESSON MEDICAL-SURGICAL INC.

AND

OWENS & MINOR DISTRIBUTION, INC.

Dated as of July 10, 2006

i

ANNEXES AND EXHIBITS

Annex A	Business Contracts

Annex B	Business Customers

Annex C	Medical and Surgical Equipment and Supplies

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Bill of Sale

Exhibit C	Transition Services Agreement

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT is made as of the 10th day of July, 2006, by and between Owens & Minor Distribution, Inc., a Virginia corporation (the “Purchaser”), McKesson Medical-Surgical Inc., a Virginia corporation (the “Seller”), (for purposes of Section 13.19(b) only) Owens & Minor, Inc., a Virginia corporation (“Purchaser Parent”), and (for purposes of Section 13.19(a) only) McKesson Corporation, a Delaware corporation (“Seller Parent”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Purchaser wishes to purchase from the Seller, and the Seller wishes to sell to the Purchaser, the Assets of the Seller relating to the Business, and the Purchaser desires to assume from the Seller, and the Seller desires to assign to the Purchaser, the Assumed Obligations upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Purchaser and the Seller agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“2006 Financial Statements” shall have the meaning set forth in Section 6.12(a).

“AC Products” shall mean products purchased for and/or sold to acute care customers.

“Acquired Entity” shall have the meaning set forth in Section 6.11(d).

“Acquirer” shall have the meaning set forth in Section 6.11(d).

“Acute Portion” shall have the meaning set forth in Section 2.3(c).

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” shall mean this Asset Purchase and Sale Agreement, including all Exhibits, Annexes and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.

“Applicable Accounting Principles” shall have the meaning set forth in Section 4.4.

“Assets” shall mean the assets described in Section 2.1, the Transferable Permits and the Purchased Contracts, but excluding the Excluded Assets.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement in the form set forth in Exhibit A.

“Assumed Obligations” shall have the meaning set forth in Section 2.5.

“Audit” shall have the meaning set forth in Section 6.12(b).

“Base Inventory” shall mean $127,629,457.

“Bill of Sale” shall mean the bill of sale in the form set forth in Exhibit B.

“Black Distribution Centers” shall mean the distribution centers located at 55 Lyman St. Suite 1, Northborough, MA 01532; 1405 Chouteau, Kansas City, MO 64120; 2121 E. Distribution Center, Charlotte, NC 28269; 140 Exchange Boulevard, Glendale Heights, IL 60139; 5301 Peoria Street, Unit E, Denver, CO 80239; 38150 Plymouth Road, Livonia, MI 48150; 19700 East Business Parkway, City of Industry, CA 91789; 2530 B Street NW, Suite #101, Auburn, WA 98001; 401 Gills Drive, Orlando, FL 32824; 7343 S. Hardy Drive, Tempe, AZ 85283; 4250 Patriot Drive, SU100, Grapevine, TX 76051; and 6801 Scott Hamilton Drive, Little Rock, AR 72209.

“Blue Distribution Center Contracts” shall mean the Cheshire Contracts, the Grove City Contracts, the Kansas City Contracts and the Suwanee Contracts.

“Blue Distribution Centers” shall mean the distribution centers located at 345 MacCausland Court, Cheshire, CT 06410-1278; 3180 Urbancrest Industrial Drive, Grove City, OH 43123-1767; 6000 Stilwell, Jackson County, Kansas City, MO 64120-1244; and 3100 Shawnee Industrial Way, Suwanee, GA 30174.

“Business” shall mean the business, as conducted by the Seller, of selling Medical Surgical Equipment and Supplies (i) to General Acute Care Hospitals pursuant to (A) the Contracts set forth on Annex A hereto and (B) the Contracts entered into between the date of this Agreement and the Closing Date which were originated and signed up by the acute care sales representatives of the Seller and (ii) to the Persons set forth on Annex B attached hereto. For purposes of clarity, Annex B identifies certain Persons to whom the Seller has sold Medical and Surgical Equipment and Supplies during the twelve (12) months ended June 30, 2006, and the inclusion of a Person on Annex B shall not imply that any such Person is or will be an active customer after the date hereof.

“Business Competitor” shall have the meaning set forth in Section 6.11(a)(i).

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in San Francisco, California, and New York, New York, generally are closed for business.

“Business Financial Statements” shall have the meaning set forth in Section 4.4.

“Business Material Adverse Effect” shall mean an effect on the business, operations, or results of operations of the Business as a whole which is material and adverse, excluding effects directly or indirectly resulting from (i) matters generally affecting the economy of the United States of America that do not have a materially adverse disproportionate effect (relative to other industry participants) on the Business, (ii) general changes or developments in the industry or industries in which the Business participates that do not have a materially adverse disproportionate effect (relative to other industry participants) on the Business, (iii) military action or any act of terrorism, (iv) the disclosure of the transactions contemplated by this Agreement, (v) changes in Law that do not have a materially adverse disproportionate effect (relative to other industry participants) on the Business, (vi) the fact that the Purchaser (as opposed to any other Person) is a party to this Agreement or will be operating the Business following the Closing, (vii) the loss of any customer of the Business other than as a direct result of the Seller’s breach of its obligations or covenants contained herein or in the Contract with the customer, (viii) actions taken pursuant to (and/or required by) this Agreement, (ix) the matters set forth in the Schedules hereto, or (x) the failure to obtain any necessary third party Consent to an assignment of a Contract with a customer.

“Cap” shall have the meaning set forth in Section 12.4(c).

“Cheshire Contracts” shall mean the Purchased Contracts (other than those described in Section 2.2(a)) that relate exclusively to the distribution center located at 345 MacCausland Court, Cheshire, CT 06410-1278, including the DC Lease for such distribution center and those noted as “Cheshire Contracts” on Schedule 2.2(d).

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article IX.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“COBRA” shall mean all continuation group health coverage in accordance with the provisions of Section 4980B or Part 6 of Subtitle B of Title 1 of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Competing Business” shall have the meaning set forth in Section 6.11(a)(ii).

“Confidentiality Agreement” shall mean the confidentiality agreement dated April 7, 2006 by the Purchaser in favor of the Seller.

“Consent” shall mean a consent, authorization or approval of a Person, or a filing or registration with a Person.

“Contract” shall mean any written or oral contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant or instrument.

“Conversion Date” shall mean, with respect to each Distribution Center, the date on which the conversion of the customers and data at (or applicable to) such Distribution Center from the Seller’s systems and facilities to the Purchaser’s systems and facilities occurs as contemplated by the Transition Services Agreement.

“Current Business Employee” shall mean any person who is employed by the Seller immediately prior to the Closing Date primarily in connection with the Business, including any such person on leave of absence, maternity or paternity leave, vacation, sick leave, short-term or long-term disability, military leave, jury duty or bereavement leave.

“DC Leases” shall have the meaning set forth in Section 2.2(b).

“Dealer Acquisition Cost” shall mean, in relation to an AC Product, the applicable vendor’s published list price for the AC Product extended by the vendor to the Seller, as loaded into the Seller’s ordering system. In the case of private label AC Products, the Dealer Acquisition Cost shall be the manufacturer’s invoice cost.

“Delayed Assets” shall have the meaning set forth in Section 2.8.

“Delayed Assumed Obligations” shall have the meaning set forth in Section 2.8.

“Delayed Closing” shall have the meaning set forth in Section 2.8.

“Delayed Closing Date” shall mean the date on which a Delayed Closing occurs or is to occur.

“Deloitte” shall have the meaning set forth in Section 6.12(b).

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“DRG” shall have the meaning set forth in Section 6.11(a)(iv).

“End Date” shall have the meaning set forth in Section 10.1(b)(i).

“Enforceability Limitations” shall mean limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect or general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Environmental Law” shall mean any Law, each as in effect on the date hereof, that addresses protection of the environment or that imposes liability or standards of conduct (i) concerning discharges, emissions, releases or threatened releases of any Hazardous Substance, pollutant or contaminant into ambient air, surface water, groundwater or the surface or subsurface of land, (ii) relating to the generation, treatment, storage, disposal, cleanup, transport or handling of any Hazardous Substance, pollutant or contaminant, (iii) requiring notice to appropriate authorities, employees or the public of intended or actual releases of Hazardous Substances, pollutants or contaminants, of the violation of the terms of an Environmental Permit, a discharge limit or other prohibition, or of the commencement of activities for which authorization from a Governmental Authority is required or (iv) preventing the discharge, emission, release or threatened release of Hazardous Substances, pollutants or contaminants, or remediating, removing or cleaning up a discharge, emission or release of Hazardous Substances, pollutants or contaminants.

“Environmental Permit” shall mean any Permit required by or pursuant to any applicable Environmental Law.

“Environmental Statute of Limitations Date” shall mean the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to any environmental Liabilities, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Environmental Warranty” shall mean a representation or warranty in Section 4.19.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Inventory” shall have the meaning set forth in Section 3.2(b).

“Excluded Assets” shall have the meaning set forth in Section 2.4.

“Excluded Facility” shall have the meaning set forth in Section 6.11(a)(iv).

“Exclusive Distribution Centers” shall mean the distribution centers located at 8000 Bluewater NW Bldg B, Albuquerque, NM 87121, 4102 Bulls Bay Hwy, Unit 3, Duval County, FL 32219-3232, and 3302 Briley Park Boulevard South, Nashville, TN 37207-2311.

“Final Closing Statement of Inventory” shall have the meaning set forth in Section 3.2(d).

“Final Closing Inventory” shall have the meaning set forth in Section 3.2(c).

“Final Transferred Inventory” shall mean Transferred Inventory, less the applicable Reserve Amount, transferred in accordance with the terms of this Agreement as of the close of business on the Delayed Closing Date of the applicable Blue Distribution Center or the Conversion Date of the applicable Black Distribution Center, as the case may be, prepared on a basis consistent with the Applicable Accounting Principles.

“Final Transferred Inventory Statement” shall have the meaning set forth in Section 3.3(c).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall have the meaning set forth in Section 6.12(a).

“General Acute Care Hospital” shall have the meaning set forth in Section 6.11(a)(iii).

“Governmental Authority” shall mean any Federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Federal, state, local or foreign government.

“Governmental Required Consent” shall mean, with respect to a Person, compliance by such Person with, and filings by such Person under, the HSR Act.

“Grove City Contracts” shall mean the Purchased Contracts (other than those described in Section 2.2(a)) that relate exclusively to the distribution center located at 3180 Urbancrest Industrial Drive, Grove City, OH 43123-1767, including the DC Lease for such distribution center and those noted as “Grove City Contracts” on Schedule 2.2(d).

“Guarantee” shall mean any guarantee, indemnity, performance bond, letter of credit, deposit or other security or contingent obligation in the nature of a financial obligation, including letters of comfort or support entered into or granted by the Seller or any of the Seller’s Affiliates to support any obligations or liabilities of the Seller in connection with the Business that constitute Assumed Obligations hereunder.

“Hazardous Substance” shall mean any solid waste, hazardous material, radioactive substance, toxic substance, noxious substance, hazardous waste, particulate matter, airborne or otherwise, chemical waste, medical waste, crude oil or any fraction thereof, radioactive waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, radon gas, all forms of natural gas, or any hazardous or toxic constituent of any of the foregoing, whether such substance is in liquid, solid or gaseous form that is regulated or controlled under any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XII.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XII.

“Information and Records” shall have the meaning set forth in Section 2.1(c).

“Intellectual Property” means intellectual property rights, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world, including:

(a) patent registrations and applications;

(b) copyright registrations and applications;

(c) registrations of and applications for trade names, trademarks, service names and service marks;

(d) trade secrets (including trade secrets consisting of know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases, customer lists, pricing information and other proprietary and confidential information); and

(e) domain names and other proprietary rights.

“Interim Financial Statements” shall have the meaning set forth in Section 6.12(a).

“Inventory” shall mean, at any particular time, all finished goods (i) located at the Exclusive Distribution Centers, (ii) located at the Red Distribution Centers (other than Exclusive Distribution Centers), the Blue Distribution Centers or the Black Distribution Centers to the extent held for sale exclusively in connection with the Business, or (iii) identified by the Seller in accordance with the Applicable Accounting Principles as held for sale in connection with the Business and located at the Red Distribution Centers (other than Exclusive Distribution Centers), the Blue Distribution Centers or the Black Distribution Centers.

“Inventory Adjustment Notice” shall have the meaning set forth in Section 3.2(f).

“Inventory Arbitrator” shall have the meaning set forth in Section 3.2(g).

“Inventory Deficiency Amount” shall have the meaning set forth in Section 3.2(c).

“Inventory Discussion Period” shall have the meaning set forth in Section 3.2(g).

“Inventory Excess Amount” shall have the meaning set forth in Section 3.2(c).

“Inventory Review Period” shall have the meaning set forth in Section 3.2(e).

“Kansas City Contracts” shall mean the Purchased Contracts (other than those described in Section 2.2(a)) that relate exclusively to the distribution center located at 6000 Stilwell, Jackson County, Kansas City, MO 64120-1244, including the DC Lease for such distribution center and those noted as “Kansas City Contracts” on Schedule 2.2(d).

“Key Distribution Center” shall have the meaning set forth in Section 2.3(d).

“Landlord Consents” shall have the meaning set forth in Section 2.3(d).

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or about to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” shall mean any lien, mortgage, pledge, security interest, restriction or other encumbrance.

“Loss” or “Losses” shall mean any and all losses, liabilities, claims, damages, reasonable costs and reasonable expenses (including the reasonable fees and expenses of counsel).

“Material Contracts” shall have the meaning set forth in Section 4.13.

“MDC” shall have the meaning set forth in Section 6.11(a)(iv).

“Medical and Surgical Equipment and Supplies” shall have the meaning set forth in Section 6.11(a)(v).

“Non-Acute Portion” shall have the meaning set forth in Section 2.3(c).

“Non-Saleable Reserved Inventory” shall have the meaning set forth in Section 3.4(b).

“Permit” shall mean any permit, license, approval or other authorization required or granted by any Governmental Authority.

“Permitted Liens” shall mean: (i) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar Liens arising in the ordinary course of business with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (ii) covenants, zoning restrictions, easements, licenses, or other restrictions on the use of real property or other irregularities in title (including leasehold title) thereto that do not materially impair the use of such real property, leases or leasehold estates; (iv) any Liens that do not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business; and (iii) those Liens set forth in Schedule 4.6.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity or organization.

“Personal Property” shall have the meaning set forth in Section 2.1(a).

“Physician Practice” shall have the meaning set forth in Section 6.11(a)(iii).

“Post-Closing Period” shall have the meaning set forth in Section 6.8(b).

“Pre-Closing Period” shall have the meaning set forth in Section 6.8(b).

“Proceeding” shall mean an action, suit, arbitration, proceeding or other litigation.

“PTO” shall have the meaning set forth in Section 11.6.

“PTO Policy” shall have the meaning set forth in Section 11.6.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchased Contracts” shall mean the Contracts or contractual rights described in Section 2.2.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Benefit Plans” shall have the meaning set forth in Section 11.3.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 12.2.

“Purchaser Material Adverse Effect” shall mean a material and adverse effect on the ability of the Purchaser to (i) perform its obligations under this Agreement or the Related Agreements or (ii) consummate (and cause the consummation of) the transaction required to be effected by it as contemplated hereby and thereby.

“Purchaser Parent” shall have the meaning set forth in the Preamble.

“Purchaser’s knowledge,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Purchaser, shall mean the actual, direct and personal knowledge of any of the Persons listed in Schedule 1.1A.

“Purchaser’s Obligations shall have the meaning set forth in Section 13.19(b).

“Purchaser’s Saleable Reserved Inventory” shall have the meaning set forth in Section 3.4(a).

“Red Distribution Centers” shall mean the distribution centers located at 8000 Bluewater NW Bldg B, Albuquerque, NM 87121; 180 Herrod Boulevard, Dayton, NJ 08810; Meadowridge Business Park, 6650 Business Parkway, Elkridge, MD 21227; 4102 Bulls Bay Hwy, Unit 3, Duval County, FL 32219-3232; 3302 Briley Park Boulevard South, Nashville, TN 37207-2311; 5601 Eastport Blvd, Richmond, VA 23231; 45 Vantage Point Drive, Vantage Point Business Centre, Rochester, NY 14609; and 1750 Enterprise Boulevard, West Sacramento, CA 95691-3438.

“Refrigerated/Injectable Items” shall mean (A) AC Products that (i) pursuant to the product’s specifications require refrigeration, and (ii) prior to the Closing are not distributed by the Purchaser; and (B) AC Products that (i) are defined as injectable products under the Seller’s product class categorization and (ii) prior to the Closing, are not distributed by the Purchaser.

“Related Agreement” shall mean any Contract that is to be entered into by the Purchaser and the Seller pursuant to or in connection with this Agreement, including the Assignment and Assumption Agreement, the Bill of Sale and the Transition Services Agreement.

“Replenishment Inventory” shall have the meaning given to such term in the Transition Services Agreement.

“Representatives” shall have the meaning set forth in Section 6.1.

“Request” shall have the meaning set forth in Section 6.12(c).

“Reserve Amount” shall have the meaning set forth in Schedule 4.4 hereto.

“Reserved Inventory Notice” shall have the meaning set forth in Section 3.4(a).

“Restricted Employee” shall have the meaning set forth in Section 6.10(a).

“Restrictive Covenants” shall have the meaning set forth in Section 6.11(e).

“Retained Obligations” shall have the meaning set forth in Section 2.6.

“SEC’s Staff” shall have the meaning set forth in Section 6.12(c).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Benefit Plans” shall mean the plans, programs, arrangements and agreements set forth on Schedule 4.16.

“Seller Indemnified Party” shall have the meaning set forth in Section 12.3.

“Seller Material Adverse Effect” shall mean a material and adverse effect on the ability of the Seller to (i) perform its obligations under this Agreement or the Related Agreements or (ii) consummate (and cause the consummation of) the transactions required to be effected by it as contemplated hereby and thereby.

“Seller Parent” shall have the meaning set forth in the Preamble.

“Seller’s knowledge,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Seller, shall mean the actual, direct and personal knowledge of any of the Persons listed in Schedule 1.1B.

“Seller’s Obligations” shall have the meaning set forth in Section 13.19(a).

“Shared Contracts” means the Contracts set forth on Schedule 1.1.

“Suwanee Contracts” shall mean the Purchased Contracts (other than those described in Section 2.2(a)) that relate exclusively to the distribution center located at 3100 Shawnee Industrial Way, Suwanee, GA 30174, including the DC Lease for such distribution center and those noted as “Suwanee Contracts” on Schedule 2.2(d).

“Tax Return” shall mean any report, return or other information required to be supplied to a Governmental Authority (or supplied with any such report, return or other information) in connection with any Taxes.

“Tax Statute of Limitations Date” shall mean the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to any Tax, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Tax Warranty” shall mean a representation or warranty in Section 4.18.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and Social Security taxes) which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto (or to the nonpayment thereof).

“Title and Authorization Warranty” shall mean a representation or warranty in Sections 4.1, 4.2, 4.6, 5.1 or 5.2.

“Transferable Permits” shall have the meaning set forth in Section 2.2.

“Transferred Distribution Centers” shall mean the Red Distribution Centers and the Blue Distribution Centers.

“Transferred Employee” shall have the meaning set forth in Section 11.1.

“Transferred Inventory” shall have the meaning set forth in Section 3.3(a).

“Transferred Inventory Adjustment Notice” shall have the meaning set forth in Section 3.3(e).

“Transferred Inventory Discussion Period” shall have the meaning set forth in Section 3.3(f).

“Transferred Inventory Review Period” shall have the meaning set forth in Section 3.3(d).

“Transferred Inventory Statement” shall have the meaning set forth in Section 3.3(a).

“Transition Services Agreement” shall mean the agreement attached as Exhibit C hereto, together with all exhibits and schedules thereto, including the Distribution Center Management Agreements, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Law.

Section 1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS

Section 2.1 Purchase and Sale of Assets. Except as provided in Sections 2.3 and 2.4 and subject to Section 2.8 and the other terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, convey, transfer and deliver to the Purchaser free and clear of any Liens other than Permitted Liens, and the Purchaser shall purchase and acquire from the Seller and take assignment and delivery from the Seller of, all of the Seller’s right, title and interest in and to the following:

(a) Equipment. All (i) equipment, machinery, racking, furniture, tools, spare parts, computer hardware and other items of tangible personal property of the Seller located at Transferred Distribution Centers on the Closing Date, including the items specified in Schedule 4.9 to the extent such items are not disposed of in the ordinary course of business prior to the Closing Date and any replacements thereof, and (ii) vehicles and other transportation assets set forth on Schedule 2.1(a) (collectively, “Personal Property”);

(b) Inventory. All Inventory (including the Seller’s rights to receive rebates, consisting of the differential of the Dealer Acquisition Cost for the Inventory and the vendor sale price to the customer, from the third party vendor of such Inventory with respect thereto) as of the close of business on the Closing Date; and

(c) Information and Records. All sales records and other records and information to the extent exclusively used in, or to the extent arising exclusively from, the Seller’s conduct of, the Business (collectively, the “Information and Records”).

Section 2.2 Assignment of Permits and Contracts. Except as provided in Sections 2.3, 2.4 and 2.8 and subject to the other terms and conditions of this Agreement, at the Closing, the Seller shall assign and transfer to the Purchaser, and the Purchaser shall take assignment of, all of the Seller’s right, title and interest in and to all Permits issued or granted to the Seller that relate exclusively to the operation of the Business, to the extent such Permits are transferable and transferred to the Purchaser hereunder (collectively, the “Transferable Permits”), and in and to the following Contracts, and all then outstanding offers or solicitations made by the Seller to enter into any such Contract (collectively, the “Purchased Contracts”):

(a) Customer Contracts. All Contracts for the provision by the Seller of goods or services to customers arising exclusively in connection with the operation or conduct of the

Business, including the Contracts set forth on Schedule 4.13 (except to the extent that any such Contract has been terminated prior to the Closing or is a Shared Contract);

(b) Leases. Leases for the Transferred Distribution Centers (the “DC Leases”);

(c) Personal Property Leases. All leases of Personal Property used exclusively in the conduct or operation of the Business, including leases referred to on Schedule 4.9 (except to the extent that any such lease has been terminated prior to the Closing); and

(d) Other. (i) The Contracts set forth on Schedule 2.2(d), (ii) those certain rights under each Shared Contract to the extent used or held for use in the operation or conduct of the Business and (iii) such other Contracts entered into between the date hereof and the Closing Date in compliance with Section 6.2 to the extent used or held for use exclusively in the operation or conduct of the Business.

Section 2.3 Certain Provisions Regarding Assignments.

(a) Notwithstanding anything contained herein to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Contract, Permit or other Asset or any claim, right, benefit or obligation thereunder or resulting therefrom if (i) an assignment or transfer thereof, without the Consent of a third party thereto, would constitute a breach or violation thereof or impose any obligation or liability on the Seller and (ii) such Consent is not obtained at or prior to the Closing.

(b) If the parties are not successful in obtaining a Consent required in connection with the transfer of the Assets at or prior to the Closing, then, subject to Section 2.3(c), (i) the Purchaser shall be entitled to the benefits of the Contract in question accruing after the Closing Date to the extent (and only to the extent) that the Seller may provide such benefits (y) without violating the terms of such Contract or Permit and (z) without incurring any incremental expense or otherwise taking any material actions or measures except as required by the Transition Services Agreement (such as hiring additional employees) and (ii) the Purchaser shall perform at its sole expense the obligations of the Seller to be performed after the Closing under the Contract or Permit in question.

(c) Prior to the Closing, each party shall use its commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third parties to the Shared Contracts) in an effort to (i) divide, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of the Shared Contracts and (ii) if possible, novate the respective rights and obligations under and in respect of the Shared Contracts, such that, effective as of the Closing, (A) the Purchaser is the beneficiary of the post-Closing rights and is responsible for the post-Closing obligations related to that portion of the Shared Contract included in the Purchased Contracts (the “Acute Portion”) (so that, subsequent to the Closing, the Seller shall have no post-Closing rights or post-Closing obligations with respect to the Acute Portion of the Shared Contract) and (B) the Seller is the beneficiary of the rights and is responsible for the obligations related to the Shared Contract other than the Acute Portion (the “Non-Acute Portion”) (so that, subsequent to the Closing, the Purchaser shall have no rights or obligations with respect to the Non-Acute Portion of the Shared Contract). If the parties are not able to enter into an arrangement to formally divide, modify and/or replicate one or more Shared Contracts prior to the Closing as contemplated by the previous sentence, then (i) the Purchaser shall be entitled to the benefits of the Acute Portion of any such Shared Contract accruing after the Closing Date to the extent that the Seller may provide such benefits (A) in a manner not in violation of the terms of such Shared Contract and (B) without incurring any incremental expense or otherwise taking any material actions or measures (such as hiring additional employees) and (ii) if the Seller provides such benefits to the Purchaser, the Purchaser shall perform at its sole expense the obligations of the Seller to be performed after the Closing under the Acute Portion of such Shared Contract.

(d) Promptly following the execution of this Agreement, with respect to each DC Lease, the Seller shall use its commercially reasonable efforts to obtain the Consent of the relevant landlord to the assignment of each such DC Lease on terms reasonably acceptable to the Purchaser and the Seller (collectively, the “Landlord Consents”), but shall not be required to commence judicial proceedings for a declaration that any Landlord Consent has been unreasonably withheld or delayed, pay any consent fees or provide or maintain any security or guaranty to any Landlord following the Closing. The Purchaser shall cooperate with the Seller in attempting to obtain the Landlord Consents, including: (i) providing financial statements and references as may be reasonably requested by any Landlord, (ii) agreeing to any amendments to the DC Leases as may be reasonably requested by the relevant Landlord; provided such amendments would not reasonably be expected, in the aggregate, to increase in any material respect the liability of the Purchaser as tenant or to decrease in any material respect the Purchaser’s rights as tenant thereunder, and (iii) executing and delivering (and agreeing to execute and deliver) a guarantee by the ultimate parent of the Purchaser (or other subsidiary of the ultimate parent) of the obligations under the relevant DC Lease. To the extent the Purchaser has complied with its obligations set forth in the immediately preceding sentence and the Seller is not able to obtain a Landlord Consent with respect to a Distribution Center listed on Schedule 2.3(d) (each a “Key Distribution Center”) and as a result the relevant DC Lease is not transferred to the Purchaser pursuant to the terms of this Agreement, and the Seller is not otherwise able to obtain Consent from such Landlord to sublease a Key Distribution Center to the Purchaser, following the Closing, the Seller shall provide the Purchaser with Full Support Transition Services (as such term is defined under the Transition Services Agreement) with respect to such Key Distribution Center under the terms and conditions of the Transition Services Agreement until the earlier of (i) twelve (12) months following the Closing and (ii) the date on which alternative distribution capabilities are available to and ready for operation by the Purchaser with respect to the distribution functions of such Key Distribution Center. To the extent the Seller is not able to obtain such a Landlord Consent but is otherwise able to sublease the Key Distribution Center to the Purchaser, then the Purchaser shall negotiate in good faith a sublease for such Key Distribution Center; provided such sublease would not reasonably be expected to increase materially the liability of the Purchaser or decrease materially the Purchaser’s rights, and, if required, the Purchaser shall cause Purchaser Parent (or other subsidiary of Purchaser Parent) to execute and deliver a guarantee by Purchaser Parent of the obligations under such sublease in form and substance reasonably acceptable to Purchaser Parent (or other subsidiary of Purchaser Parent). To the extent the Seller is not able to obtain such a Landlord Consent and is not able to sublease a Key Distribution Center to the Purchaser, then the Purchaser agrees to use all reasonable efforts to locate and put in operation such alternative distribution capabilities as soon as practicable following notice from the Seller that it is unable to obtain any such Landlord

Consent or sublease. The Seller shall reimburse the Purchaser for its reasonable out-of-pocket costs incurred in connection with making such alternative arrangements for each such Key Distribution Center, in each case up to the amounts for each such Key Distribution Center set forth on Schedule 2.3(d).

Section 2.4 Excluded Assets. Notwithstanding the provisions of Sections 2.1 and 2.2, the Seller shall not sell, assign, convey, transfer or deliver to the Purchaser, and the Purchaser shall not purchase, acquire or take assignment or delivery of, any of the following assets or Contracts, or any right, title or interest therein (collectively, the “Excluded Assets”):

(a) Cash. All cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents, together with all accrued but unpaid interest thereon;

(b) Accounts Receivable. All accounts receivable, trade receivables, notes receivable, rebates (including those related to any Inventory or products sold through the close of business on the Closing Date by the Seller) and other receivables of the Seller;

(c) Name. The McKesson name (including any derivative thereof) and all goodwill associated therewith;

(d) Tax Refunds; Tax Returns. All claims for and rights to receive refunds, rebates, or similar payments of Taxes to the extent such Taxes were borne by or on behalf of the Seller or any of its Affiliates, all Tax Returns, and all notes, worksheets, files or documents relating thereto;

(e) Records. Excluding the items in Section 2.1(c), all corporate books and records of the Seller and its Affiliates;

(f) Employee Records. All personnel, employee compensation, medical, benefits and labor relations records relating to employees or past employees of the Seller; provided, however, copies of all such materials relating to the Transferred Employees shall be delivered to the Purchaser to the extent permitted by applicable Law;

(g) Sale Documents. All books and records prepared in connection with the proposed sale of the Business, including offers received from prospective purchasers, and the Seller’s right, title and interest under this Agreement and the Related Agreements;

(h) Disposed Assets. All assets sold or otherwise disposed of in the ordinary course of business and consistent with past practices during the period from the date of this Agreement until the Closing Date or the Delayed Closing, as applicable;

(i) Claims. All warranties, indemnities, rights and claims against third parties to the extent arising out of or relating to the Business or the Assets prior to the Closing or the Delayed Closing, as applicable;

(j) Affiliate Contracts. All Contracts with Affiliates of the Seller;

(k) Intellectual Property. All right, title and interest in or to any Intellectual Property or rights owned by, or leased or licensed to, the Seller or any of its Affiliates;

(l) Non-Disclosure Obligations. All non-disclosure, confidentiality, non-solicitation and similar rights or obligations to the extent related to any business of the Seller or its Affiliates, other than the Business;

(m) Administrative Assets. All information technology assets, systems and networks used to administer payroll, employee benefits, financial accounting and tax matters for the Seller and any of its businesses;

(n) Mobile Computing and Communication Equipment. All laptop computers, handhelds, cellular telephones and other mobile computing and communication equipment;

(o) Insurance. Any insurance policies or insurance coverage relating to the Seller, the Assets or the Business; and

(p) Other Assets. All other assets (real or personal, tangible or intangible) and Contracts of the Seller not included in the Assets.

None of the Excluded Assets shall be included in the term “Assets,” “Purchased Contracts,” “Transferable Permits” or any other term defined in Sections 2.1 or 2.2.

Section 2.5 Assumed Obligations. At the Closing, subject to the provisions of Section 2.8, the Purchaser shall assume, and shall agree to pay, perform and discharge when due, only the following Liabilities of the Seller (the “Assumed Obligations”):

(a) Contracts and Leases. All Liabilities arising from and after the Closing under the Purchased Contracts;

(b) Product Claims. All Liabilities arising with respect to the products or services of the Business sold or provided from and after the Closing;

(c) Employee and Benefit Obligations. All Liabilities to or with respect to Transferred Employees arising from and after the Closing, including the Liabilities set forth in Article XI hereafter;

(d) Permits. All Liabilities arising from and after the Closing with respect to the Transferable Permits; and

(e) Other. All Liabilities with respect to the Assets to the extent arising out of or relating to the operation by the Purchaser of the Business or the Assets from and after the Closing.

Section 2.6 Retained Obligations. The Purchaser shall not assume or otherwise be liable in respect of any of the Liabilities of the Seller other than to the extent set forth in Section 2.5. All other Liabilities of the Seller (the “Retained Obligations”) shall be retained by the Seller. The Retained Obligations shall include the following:

(a) Taxes. Any Liabilities for Taxes of any kind of or payable by the Seller, except as otherwise expressly provided for in Section 6.8;

(b) Excluded Assets. Any Liabilities of the Seller to the extent arising out of or related to the Excluded Assets;

(c) Affiliates. Any Liabilities of the Seller to any of its Affiliates existing as of the Closing or the Delayed Closing, as applicable;

(d) Excluded Contracts. Any Liabilities of the Seller under and with respect to any Contract that is not a Purchased Contract;

(e) Purchased Contracts. Any Liabilities of the Seller under any Purchased Contract to the extent arising prior to the Closing or the Delayed Closing, as applicable;

(f) Accounts Payable. Any Liabilities for accounts payable of the Business due to third parties incurred in connection with the operation of the Business prior to the Closing or the Delayed Closing, as applicable;

(g) Employee Obligations. Except as otherwise set forth herein, any Liabilities to or with respect to Transferred Employees to the extent arising prior to the Closing or the Delayed Closing, as applicable; and

(h) Product Claims. Any Liabilities arising with respect to the products or services of the Business sold or provided prior to the Closing.

Section 2.7 Prorations. The Seller and the Purchaser agree that all of the items listed below relating to the Business and the Assets will be prorated as of the Closing Date, other than with respect to the Delayed Assets which shall be prorated as of the relevant date of the Delayed Closing, with the Seller liable to the extent such items relate to any time period up to and including the Closing Date or the Delayed Closing Date, as applicable, and the Purchaser liable to the extent such items relate to periods subsequent to the Closing Date or the Delayed Closing Date, as applicable:

(a) the amount of any fees or charges which in any case are payable periodically by the Seller under any of the Purchased Contracts; and

(b) the amount of any fees or charges which in any case are payable periodically by the Seller with respect to any of the Transferable Permits.

The Seller agrees to furnish the Purchaser with such documents and other records as the Purchaser reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 2.7. Final payments with respect to prorations contemplated by this Section 2.7 that are not ascertainable on or before the Closing Date or the Delayed Closing, as applicable, shall be settled between the parties as soon as practicable after such prorations are ascertainable.

Section 2.8 Delayed Closing. The Parties acknowledge and agree that notwithstanding any other provisions of this Agreement, including Articles II, VII and VIII, the consummation of the transfer and conveyance to the Purchaser of the Assets (other than Inventory) located in or related exclusively to the Blue Distribution Centers (the “Delayed Assets”) and the Blue Distribution Center Contracts and the employment by the Purchaser of Transferred Employees located in such facilities and the assumption by the Purchaser of the liabilities (a) under the Blue Distribution Center Contracts, (b) with respect to any Transferable Permits relating exclusively to a Blue Distribution Center, and (c) to or with respect to such Transferred Employees (collectively, the “Delayed Assumed Obligations”) (each such transfer and conveyance, a “Delayed Closing”) will not occur on the Closing Date but will instead be consummated on a Blue Distribution Center by Blue Distribution Center basis on the Transfer Date (as such term is defined in the Transition Services Agreement) for such Blue Distribution Center. The parties further acknowledge and agree that no breach or default of the Agreement will be deemed to have occurred as a result of not transferring the Delayed Assets or the Blue Distribution Center Contracts or employing such Transferred Employees at the Closing. At each such Delayed Closing and in connection with the transfer of the Delayed Assets and Blue Distribution Center Contracts associated with the Blue Distribution Centers and the assumption by the Purchaser of the Delayed Assumed Obligations, the parties shall execute and deliver to the other (i) an assignment and assumption agreement substantially in the form of the Assignment and Assumption Agreement and (ii) a bill of sale substantially in the form of the Bill of Sale. Notwithstanding anything herein to the contrary, following the Closing, the Purchaser shall have no obligation to extend or renew any Purchased Contract or Permit included in the Delayed Assets or Blue Distribution Center Contracts, and subject to the terms of the Transition Services Agreement, the sole recourse and remedy the Purchaser or any of its Affiliates shall have against the Seller or any of its Affiliates for damage, destruction or loss to any Delayed Asset, including a Distribution Center, shall be any insurance proceeds collected by the Seller (which proceeds the Seller shall use commercially reasonable efforts to obtain) relating to such damage, destruction or loss and that are not otherwise used in remedying such damage, destruction or loss or otherwise contractually committed and paid to any third party (for example, the DC Leases may require the Seller to remit such insurance proceeds to the lessor or apply such proceeds to remedy or offset any such damage, destruction or loss).

ARTICLE III

PURCHASE PRICE; ADJUSTMENT; ALLOCATION

Section 3.1 Purchase Price. The total consideration for the Assets shall consist of (i) the assumption by the Purchaser of the Assumed Obligations and (ii) an amount in cash equal to $170,029,457, as adjusted pursuant to Section 3.2 (the amount referred to in clause (ii), the “Purchase Price”).

Section 3.2 Purchase Price Payment and Adjustment.

(a) On the Closing Date, the Purchaser shall pay to the Seller an amount in cash equal to (i) One Hundred Seventy Million Twenty-Nine Thousand Four Hundred Fifty-Seven Dollars ($170,029,457), and (ii) plus or minus, as applicable, the difference between the Estimated Inventory (as defined in Section 3.2(b)) at the close of business on the Closing Date and the Base Inventory. All payments made hereunder shall be made in accordance with

Section 13.4 and to such account or accounts as the receiving party shall designate in writing to the paying party.

(b) For purposes of this Agreement, “Estimated Inventory” shall be an amount based on the Seller’s estimate of the aggregate Dealer Acquisition Cost of the Inventory, less the Reserve Amount, as of the close of business on the Closing Date, prepared on a basis consistent with the Applicable Accounting Principles, as estimated in good faith by the Seller and set forth in a written statement delivered by the Seller to the Purchaser, together with reasonable supporting documentation for the calculation thereof (including an allocation of the Estimated Inventory among each of the Red, Blue and Black Distribution Centers), not less than three (3) Business Days prior to the Closing Date.

(c) The Purchaser and the Seller agree that to the extent that the Final Closing Inventory exceeds the Estimated Inventory for the Red Distribution Centers, the Purchaser shall pay to the Seller an amount equal to such excess (the “Inventory Excess Amount”), and to the extent that the Final Closing Inventory is less than the Estimated Inventory for the Red Distribution Centers, the Seller shall pay to the Purchaser an amount equal to such shortfall (the “Inventory Deficiency Amount”), in each case pursuant to the terms of this Section 3.2. For purposes of this Agreement, “Final Closing Inventory” shall mean an amount equal to the aggregate Dealer Acquisition Cost of the Inventory, less the Reserve Amount, related to the Red Distribution Centers as of the close of business on the Closing Date.

(d) As promptly as practicable following the Closing, but in no event later than seventy-five (75) days following the Closing Date, the Purchaser shall: (i) prepare and deliver to the Seller (A) a calculation of Final Closing Inventory for the Red Distribution Centers (the “Final Closing Statement of Inventory”), which statement shall set forth the Final Closing Inventory, and the Reserve Amount related thereto, in the aggregate and by each Red Distribution Center, and (B) a calculation of the Inventory Excess Amount or the Inventory Deficiency Amount, if any, for all Red Distribution Centers in the aggregate and at each Red Distribution Center. Such calculation shall be based on a physical inventory performed by the Purchaser or its Representatives as promptly as practicable after the Closing. Prior to the Closing, the Seller shall take such actions as are customarily taken by the Seller to facilitate a physical inventory. The Purchaser shall permit the Seller and its Representatives to observe such physical inventory in such manner as the Seller deems reasonably necessary to form an opinion as to its accuracy and completeness. In addition, the Purchaser shall make available to the Seller all relevant books and records relating to the Final Closing Statement of Inventory.

(e) During the 30-day period following the Seller’s receipt of the Final Closing Statement of Inventory (the “Inventory Review Period”), the Seller and its Representatives, including its independent auditors, shall be afforded the opportunity to review the Final Closing Statement of Inventory and related supporting documentation.

(f) If the Seller does not agree with the Final Closing Statement of Inventory, the Seller shall deliver to the Purchaser, prior to the expiration of the Inventory Review Period, a proposed adjustment notice (“Inventory Adjustment Notice”) which shall contain, in reasonable detail, the alleged error or errors in the Final Closing Statement of Inventory and support for such belief and the adjustment thereof. If the Inventory Adjustment Notice is not delivered to the Purchaser prior to the expiration of the Inventory Review Period, the Final Closing Statement of Inventory shall become final, binding and conclusive on all Parties.

(g) If an Inventory Adjustment Notice is delivered within the period set forth in Section 3.2(e), the Purchaser and the Seller shall negotiate in good faith to resolve such dispute for a 30-day period (the “Inventory Discussion Period”), commencing on the date the Purchaser receives the Inventory Adjustment Notice, to resolve such dispute. If the Purchaser and the Seller cannot resolve such dispute within such 30-day period, the Purchaser and the Seller shall retain Ernst & Young LLP to act as the arbitrator (the “Inventory Arbitrator”) of such dispute. The Parties shall retain the Inventory Arbitrator no later than ten (10) Business Days following the expiration of the Inventory Discussion Period. Any arbitration shall be conducted in Richmond, Virginia. The Inventory Arbitrator shall act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issues for the Inventory Arbitrator to resolve shall be those errors identified in the Inventory Adjustment Notice. In such determination, the Inventory Arbitrator shall apply the Applicable Accounting Principles and no other accounting methodologies. The Inventory Arbitrator shall issue its written decision as promptly as practicable and in any event within thirty (30) days after the appointment of such Inventory Arbitrator, which decision shall be final, binding and conclusive on both the Purchaser and the Seller. The Purchaser and the Seller shall cooperate with the Inventory Arbitrator in connection with this Section 3.2(g). Without limiting the generality of the foregoing, the Purchaser and the Seller shall each promptly provide, or cause to be provided, to the Inventory Arbitrator all information, and to make available to the Inventory Arbitrator all personnel, as are reasonably necessary to permit the Inventory Arbitrator to resolve any disputes pursuant to this Section 3.2(g). The expenses of the Inventory Arbitrator in resolving any disputes under this Section 3.2(g) shall be borne equally by the Purchaser and the Seller.

(h) If the Final Closing Statement of Inventory, as may be adjusted pursuant to Section 3.2(g), results in an Inventory Deficiency Amount, then the Seller shall pay to an account designated by the Purchaser in immediately available funds an amount equal to the Inventory Deficiency Amount. If the Final Closing Statement of Inventory for the Red Distribution Centers, as may be adjusted pursuant to Section 3.2(g), results in an Inventory Excess Amount, then the Purchaser shall pay to an account designated by the Seller in immediately available funds an amount equal to the Inventory Excess Amount. All payments under this Section 3.2 shall be made within five (5) Business Days of the Final Closing Statement of Inventory becoming final and binding in accordance with Section 3.2(g). The payment of any amounts pursuant to this Section 3.2(h) shall not be subject to any set-offs, hold backs, escrows or other reductions or restrictions. The parties agree that any amounts paid pursuant to this Section 3.2 shall be allocated in a manner that is consistent with the allocation of the Purchase Price set forth in Section 3.5.

Section 3.3 Final Inventory Reconciliation at Black and Blue Distribution Centers.

(a) At the Blue Distribution Centers, the Seller will turn over custody and control of the Inventory to the Purchaser on the applicable Delayed Closing Date. Not later than two (2) Business Days prior to the applicable Delayed Closing Date of a Blue Distribution Center, the Seller will deliver to the Purchaser a written statement, together with reasonable supporting documentation (“Transferred Inventory Statement”), setting forth the Seller’s good faith estimate of the aggregate Dealer Acquisition Cost of the Inventory, less the Reserve Amount, related to such Distribution Center (“Transferred Inventory,”) on such date, and such Reserve Amount shall be calculated on a basis consistent with the Applicable Accounting Principles, except that (i) no Refrigerated/Injectable Items shall be included in the calculation of the Transferred Inventory (on account of the obligation of the Purchaser to transfer such Refrigerated/Injectable Items to the Seller under Section 3.4(b) hereof) and (ii) the aggregate amount of the Transferred Inventory shall be reduced by an amount equal to the amount paid by the Purchaser to the Seller pursuant to the Seller’s Statement of Estimated Inventory (as may be adjusted pursuant to Section 3.2(g)) for Refrigerated/Injectable Items located at such Distribution Center. The Purchaser agrees that it shall, and shall cause its Affiliates, not to purchase any Refrigerated/Injectable Items prior to Conversion Date for the applicable Blue Distribution Center, including pursuant to the TSA.

(b) In the case of Black Distribution Centers, the Seller will follow the same process set forth in Section 3.3(a) above, except that (i) the activities will occur on the Distribution Center’s Conversion Date, and (ii) the Transferred Inventory shall be made available to the Purchaser for relocation to the Purchaser’s distribution centers. The Purchaser agrees that it shall, and shall cause its Affiliates, not to purchase any Refrigerated/Injectable Items prior to Conversion Date for the applicable Black Distribution Center, including pursuant to the TSA.

(c) As promptly as practicable following the Delayed Closing Date of a Blue Distribution Center and the Conversion Date of a Black Distribution Center, but in no event later than seventy-five (75) days following each such date, the Purchaser shall prepare and deliver to the Seller a written statement setting forth the Purchaser’s calculation of the Transferred Inventory and the Reserve Amount for such Distribution Center calculated as provided in Section 3.3(a) (each, a “Final Transferred Inventory Statement”), and setting forth, in reasonable detail, the difference, if any, from the Seller’s Transferred Inventory Statement. Such calculation shall be based on a physical inventory performed by the Purchaser or its Representatives as promptly as practicable after the Delayed Closing Date or Conversion Date, as applicable. Prior to the Delayed Closing Date or Conversion Date, as applicable, the Seller shall take such actions as are customarily taken by the Seller to facilitate a physical inventory. The Purchaser shall permit the Seller and its Representatives to observe such physical inventory in such manner as the Seller deems reasonably necessary to form an opinion as to its accuracy and completeness. In addition, the Purchaser shall make available to the Seller all relevant books and records relating to such calculation.

(d) During the thirty (30) day period following the Seller’s receipt of each Final Transferred Inventory Statement (the “Transferred Inventory Review Period”), the Seller and its Representatives shall be afforded the opportunity to review the Final Transferred Inventory Statement and related supporting documentation.

(e) If the Seller does not agree with the Final Transferred Inventory Statement, the Seller shall deliver to the Purchaser, prior to the expiration of the relevant Transferred Inventory Review Period, a proposed adjustment notice (“Transferred Inventory Adjustment Notice”), which shall contain, in reasonable detail, the alleged error(s) or difference(s) in the Final Transferred Inventory Statement and support for such belief and the adjustment thereof. If a Transferred Inventory Adjustment Notice is not delivered to the Purchaser prior to the expiration of the Transferred Inventory Review Period, the Final Transferred Inventory Statement for such Blue Distribution Center or Black Distribution Center, as the case may be, shall become final, binding and conclusive on all Parties.

(f) If a Transferred Inventory Adjustment Notice is delivered within the period set forth in Section 3.3(e), the Purchaser and the Seller shall negotiate in good faith to resolve such dispute for a thirty (30) day period (the “Transferred Inventory Discussion Period”), commencing on the date the Purchaser receives the Transferred Inventory Adjustment Notice. If the Purchaser and the Seller cannot resolve such dispute within such thirty (30) day period, the Purchaser and the Seller shall not be obligated to take further actions with respect to the dispute as described below until the Transferred Inventory Discussion Periods for all Blue and Black Distribution Centers have lapsed. Within five (5) Business Days after the date of such lapse, the Purchaser and the Seller shall retain the Inventory Arbitrator to act as the arbitrator of all such disputes. Any arbitration shall be conducted in Richmond, Virginia. The Inventory Arbitrator shall act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issues for the Inventory Arbitrator to resolve shall be those errors and differences identified in the Transferred Inventory Adjustment Notices. In such determination, the Inventory Arbitrator shall apply the Applicable Accounting Principles and no other accounting methodologies. The Inventory Arbitrator shall issue its written decision as promptly as practicable and in any event within thirty (30) days after the appointment of such Inventory Arbitrator, which decision shall be final, binding and conclusive on both the Purchaser and the Seller. The Purchaser and the Seller shall cooperate with the Inventory Arbitrator in connection with this Section 3.3(f). Without limiting the generality of the foregoing, the Purchaser and the Seller shall each promptly provide, or cause to be provided, to the Inventory Arbitrator all information, and to make available to the Inventory Arbitrator all personnel, as are reasonably necessary to permit the Inventory Arbitrator to resolve any disputes pursuant to this Section 3.3(f). The expenses of the Inventory Arbitrator in resolving any disputes under this Section 3.3(f) shall be borne equally by the Purchaser and the Seller.

(g) If the Transferred Inventory set forth in the Final Transferred Inventory Statement with respect to a Blue Distribution Center, as may be adjusted pursuant to Section 3.3(f), is (A) less than the Estimated Inventory amount for such Blue Distribution Center, then the Seller shall pay to an account designated by the Purchaser in immediately available funds an amount equal to such shortfall or (B) greater than the Estimated Inventory amount for such Blue Distribution Center, then the Purchaser shall pay to an account designated by the Seller in immediately available funds an amount equal to such excess.

(h) If the Transferred Inventory set forth in the Final Transferred Inventory Statement with respect to a Black Distribution Center, as may be adjusted pursuant to Section 3.3(f), is (A) less than the Estimated Inventory amount for such Black Distribution Center, then the Seller shall pay to an account designated by the Purchaser in immediately available funds an amount equal to such shortfall or (B) greater than the Estimated Inventory amount for such Black Distribution Center, then the Purchaser shall pay to an account designated by the Seller in immediately available funds an amount equal to such excess.

(i) The net amount of all payments under this Section 3.3 to be paid during any calendar month shall be made within two (2) Business Days of the end of such calendar month. The payment of any amounts pursuant to this Section 3.3 shall not be subject to any set-offs, hold backs, escrows or other reductions or restrictions. The Parties agree that any amounts paid pursuant to this Section 3.3 shall be allocated in a manner that is consistent with the allocation of the Purchase Price pursuant to Section 3.5.

Section 3.4 Reserve Amount Sales.

(a) Not later than thirty (30) days after the Closing, the Purchaser shall notify the Seller (the “Reserved Inventory Notice”) as to those items of the Inventory (other then Refrigerated/Injectable Items) included in the Reserve Amount as set forth in the Seller’s statement of Estimated Inventory for which the Purchaser reasonably anticipates there will be demand in its and its Affiliates businesses during the six-month period following the date of the Reserved Inventory Notice (the “Purchaser’s Saleable Reserved Inventory”). Such Reserved Inventory Notice shall further specify the distribution center or other location to which such Purchaser’s Saleable Reserved Inventory should be sent. Following receipt of the Reserved Inventory Notice, the Seller shall ship, at the Seller’s expense, the Purchaser’s Saleable Reserved Inventory to the locations identified by the Purchaser, and the Purchaser shall pay the Seller an amount equal to the Seller’s aggregate Dealer Acquisition Cost for the Purchaser’s Saleable Reserved Inventory shipped to each location, each such payment to be completed within thirty (30) days of the Purchaser’s receipt of such Purchaser’s Saleable Reserved Inventory. In the event that the Purchaser or its Affiliates do not distribute or otherwise sell or use the Purchaser’s Saleable Reserved Inventory during the six-month period referred to above, then during the ensuing thirty (30) day period it may ship to (at the Seller’s expense) and transfer and assign to the Seller such Purchaser’s Saleable Reserved Inventory and the Seller shall pay the Purchaser an amount equal to the Seller’s aggregate Dealer Acquisition Cost therefor, such payment to be completed within thirty (30) days of the Seller’s receipt of such Purchaser’s Saleable Reserved Inventory.

(b) At the Seller’s option (promptly following written notice to the Purchaser), any Inventory included in the Reserve Amount as set forth in the Final Closing Statement of Inventory or the Final Transferred Inventory Statement (as each may be adjusted pursuant to Section 3.2(g)) but which is not the Purchaser’s Saleable Reserved Inventory (the “Non-Saleable Reserved Inventory”), shall be transferred and assigned to the Seller, with the Seller bearing the shipping expense but not paying any additional consideration; provided, however, that all Refrigerated/Injectable Items in Inventory shall be transferred and assigned to the Seller as of, in the case of a Blue Distribution Center, the applicable Delayed Closing Date, and in the case of a Black or Red Distribution Center, the applicable Conversion Date.

(c) Within thirty (30) days after the Conversion Date for each Red Distribution Center, (i) the Purchaser shall pay to the Seller the amount, if any, by which the Reserve Amount set forth in the Final Closing Statement of Inventory (as may be adjusted pursuant to Section 3.2(g)) for Refrigerated/Injectable Items located at such Red Distribution Center exceeds the Dealer Acquisition Cost of all Refrigerated/Injectable Items located at such Red Distribution Center at the Conversion Date, or (ii) the Seller shall pay to the Purchaser the amount, if any, by which the Dealer Acquisition Cost of all Refrigerated/Injectable Items located at such Red

Distribution Center at the Conversion Date exceeds the Reserve Amount set forth in the Final Closing Statement of Inventory (as may be adjusted pursuant to Section 3.2(g)) for Refrigerated/Injectable Items located at such Red Distribution Center. The Purchaser agrees that it shall, and shall cause its Affiliates, not to purchase any Refrigerated/Injectable Items prior to Conversion Date for the applicable Red Distribution Center, including pursuant to the TSA.

(d) Any transfer and assignment of Inventory back to the Seller pursuant to this Section 3.4 shall be effected free and clear of all Liens pursuant to a bill of sale substantially in the form attached as Exhibit A hereto.

Section 3.5 Allocation of Consideration for Assets. The Purchase Price and the amount of the Assumed Obligations (to the extent they constitute part of the amount realized by the Seller for federal income tax purposes) shall be allocated among the Purchased Assets in accordance with this Section 3.5. The Purchaser and the Seller shall cooperate to make such allocation within ninety (90) days after the last of the Delayed Closings. If the Purchaser and the Seller reach an impasse regarding the allocation, the parties shall apply the principles of Section 3.2(g) hereof to resolve any disputed amounts. The allocation made pursuant to this Section 3.5 is intended to comply with the allocation method required by Section 1060 of the Code, and the parties shall cooperate to comply with all requirements of Section 1060 and the regulations thereunder. Following the Closing, each of the Purchaser and the Seller and their respective Affiliates shall file all necessary Tax Returns and other forms (including Internal Revenue Service Form 8594) to report the transactions contemplated herein for U.S. federal, state, local and non-United States income Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such allocation; provided, however, that the Purchaser’s cost for the Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated. Any adjustment to the Purchase Price for the Assets shall be allocated as provided in Treasury Regulation Section 1.1060-1, and, in the event of such adjustment, the Purchaser and the Seller agree to revise and amend the allocation determined as provided above within thirty (30) days of such adjustment and file a supplemental Form 8594 as required by applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

Section 4.1 Due Organization. The Seller (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, (b) has the requisite power and authority to own, operate and lease its properties and to conduct the Business as presently conducted, and (c) is duly qualified to do business and is in good standing (with respect to those jurisdictions that recognize the concept of good standing) to do business as a foreign entity in each state in which its ownership of the Assets or its conduct of the Business makes such qualification necessary, other than such jurisdictions in which the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect or a Business Material Adverse Effect.

Section 4.2 Due Authorization. The Seller has full power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Related Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Seller has duly and validly executed and delivered this Agreement and has or, when executed, will have duly and validly executed and delivered each of the Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the Purchaser, this Agreement constitutes, and each of the Seller’s Related Agreements constitute or when executed will constitute the Seller’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.3 Consents and Approvals; Authority Relative to this Agreement.

(a) Except for the Governmental Required Consents or as set forth in Schedule 4.3, no Consent of or with any Governmental Authority is necessary in connection with the execution, delivery or performance by the Seller of this Agreement or any of the Related Agreements or the consummation by the Seller of the transactions contemplated hereby or thereby other than any Consent of or with any Governmental Authority, the failure of which to be obtained or made would not have a Business Material Adverse Effect or a Seller Material Adverse Effect.

(b) Except for the Governmental Required Consents or as set forth in Schedule 4.3, the execution, delivery and performance by the Seller of this Agreement and the Related Agreements, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not: (i) violate any Law applicable to or binding on the Seller or the Assets; (ii) constitute a breach or default of, or permit cancellation of, or accelerate the performance required by the terms of, or result in the creation of any Lien upon any of the Assets under, any Purchased Contract or Transferable Permit; or (iii) violate or conflict with any provision of the Seller’s organizational documents, other than, in the case of clauses (i) and (ii) above, any such items that would not have a Business Material Adverse Effect or a Seller Material Adverse Effect.

Section 4.4 Financial Information. Schedule 4.4 sets forth (i) an unaudited statement of operating revenues and associated sell-side margin for the twelve-month period ended March 31, 2006, and (ii) an unaudited statement of Inventory as of July 5, 2006 (together, the “Business Financial Statements”). The Business Financial Statements have been prepared in accordance with the accounting principles and procedures set forth in Schedule 4.4 (the “Applicable Accounting Principles”) and, subject to the Applicable Accounting Principles, fairly present in all material respects (i) the operating revenues and the associated sell-side margins of the Business for the period presented and (ii) the Inventory as of July 5, 2006.

Section 4.5 No Adverse Effects or Changes. Except as set forth in Schedule 4.5 or as otherwise contemplated by this Agreement, since March 31, 2006: (a) through the date of this Agreement, the Business has not suffered any event which has had a Business Material Adverse Effect; (b) the Business has been conducted in the ordinary course and in substantially the same manner as previously conducted; (c) the Seller has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (d) the Seller has not changed in any material respect any of the accounting methods used by it with respect to the Business; (e) the Seller has not incurred material loss of, or significant injury to, any of the material Assets; (f) the Seller has not sold, exchanged, transferred or otherwise disposed of any material Assets (or agreed to do any of the foregoing) other than in the ordinary course of business and consistent with past practice; (g) the Seller has not cancelled or agreed to cancel any material debts owed to the Business or material claims held by the Business; and (h) the Seller has not written down the value of any material Assets or written off as uncollectible any accounts receivable relating to the Business, except in the ordinary course of business and consistent with past practice.

Section 4.6 Title to Assets. Except as disclosed in Schedule 4.6, the Seller has title to, and is the lawful owner of, all of the Assets, free and clear of any Lien other than Permitted Liens. Except as set forth in Schedule 4.6 and subject to obtaining and making all applicable Consents, (a) the Seller has the full right to sell, convey, transfer, assign and deliver the Assets to the Purchaser and (b) at the Closing or the Delayed Closing, as applicable, the Seller shall convey to the Purchaser good title to all of the Assets, free and clear of any Lien, other than Permitted Liens.

Section 4.7 Business Assets. The Assets constitute all the properties, assets and rights used by the Seller to operate the Business in all material respects, other than (A) the Excluded Assets, (B) Contracts or other assets or rights that pursuant to Section 2.3 are not transferred to the Purchaser, (C) the assets, properties and rights used by the Seller to perform transition services following the Closing under the Transition Service Agreement and (D) as provided in Schedule 4.7.

Section 4.8 Real Property. The only real property interests to be transferred to the Purchaser hereunder are the leasehold estates provided for under the DC Leases. Each DC Lease is in full force and effect without modification or amendment from the form delivered, or made available, to the Purchaser and is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Limitations. The Seller performed all material obligations required to be performed by it to date under such DC Leases, and is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder and, to the Seller’s knowledge, no other party to such DC Leases is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder. The Seller has not assigned its interest under any DC Lease, or entered into any subleases for all or any part of the space demised thereby, to any third party or any agreement to do so.

Section 4.9 Equipment; Leased Personal Property. Schedule 4.9 includes an accurate and complete list as of March 31, 2006 of each item of Personal Property of the Seller with an original purchase price in excess of $5,000 and used exclusively in the Business, in each case specifying the book value of such item as of such date. Schedule 4.9 also sets forth an accurate and complete list of each lease of Personal Property used exclusively in the Seller’s conduct of the Business having aggregate minimum lease payments in excess of $5,000. The Seller has made available to the Purchaser true and complete copies of all the personal property leases listed on Schedule 4.9. All such Personal Property, whether owned or leased, is in all material respects in good working order, ordinary wear and tear excepted, and is usable by the Business in all material respects in the ordinary course of business and consistent with past practice.

Section 4.10 Inventory. Except as set forth on Schedule 4.10, as of July 5, 2006, all items included in the Inventories consist of a quality and quantity usable and saleable in the ordinary course of business in all material respects.

Section 4.11 Customers. As of the date hereof, to the Seller’s knowledge, there is no material dispute between the Seller and any material customer of the Business. Since March 31, 2006 through the date hereof, to the Seller’s knowledge, the Seller has not received any notification from a customer party to a Material Contract that such customer intends to materially reduce the volume of goods or services to be purchased by such customer from the Seller, or intends to terminate its relationship with the Business.

Section 4.12 Proceedings.

(a) Except as disclosed in Schedule 4.12, there are no Proceedings pending, or, to the Seller’s knowledge, threatened against the Seller before any court or any other Governmental Authority that would have a Business Material Adverse Effect or a Seller Material Adverse Effect. Except as disclosed in Schedule 4.12, the operation of the Business by the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority, the failure to comply with which would have a Business Material Adverse Effect. Except as disclosed in Schedule 4.12, the Seller has not entered into any agreement to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money and for which it has any continuing obligation the failure to comply with which would have a Business Material Adverse Effect.

(b) As of the date hereof, there are no Proceedings pending, or, to the Seller’s knowledge, threatened, by or against the Seller or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby or that would result in a Seller Material Adverse Effect.

Section 4.13 Contracts. Schedule 4.13 sets forth, as of the date hereof, each of (i) the fifty (50) non-group purchasing organization customer contracts which generated the largest amount of revenue during the twelve month period ended March 31, 2006, and (ii) the group purchasing organization contracts of the Seller used primarily in the Business (collectively, the “Material Contracts”).

The Seller has made available to the Purchaser copies of each Contract that is listed in Schedule 4.13. As of the date hereof, there is not and, to the Seller’s knowledge, there has not been claimed or alleged by any Person with respect to any Material Contract any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Seller or, to the Seller’s knowledge, on the part of any other party thereto, except such defaults, events of default and other events that, in the aggregate, would not have a Business Material Adverse Effect. Except as set forth on Schedule 4.13, as of the date hereof, all

Material Contracts are in full force and effect and are enforceable by the Seller in accordance with their terms, subject to the Enforceability Limitations.

Section 4.14 Compliance with Laws; Permits. Except as set forth on Schedule 4.14, the Seller has complied with all Laws applicable to the Assets or the Business, except for violations that, in the aggregate, would not have a Business Material Adverse Effect. Except as set forth on Schedule 4.14, the Seller possesses or has applied for all Permits required by applicable Law for the Seller to own or hold the Assets and to conduct the Business as currently conducted, other than such Permits the absence of which would not have a Business Material Adverse Effect. Schedule 4.14 is an accurate and complete list of all material Permits held by the Seller in connection with the Business. This Section 4.14 does not relate to matters with respect to employee benefit plans, which are the subject of Section 4.16, taxes, which are the subject of Section 4.18, or environmental matters, which are the subject of Section 4.19.

Section 4.15 Insurance. The Seller currently maintains policies of fire and casualty, liability and other forms of insurance with respect to the Business in such amounts, with such deductibles and against such risks and losses as are, in the Seller’s judgment, reasonable for the Business. All such policies are in full force and effect as of the date hereof and will be in full force and effect until the Closing, and with respect to the Blue Distribution Centers and Black Distribution Centers until the applicable date of the Delayed Closing, and, no written notice of cancellation or termination has been received by the Seller with respect to any such policy.

Section 4.16 Employee Benefit Plans and Employment Agreements. Schedule 4.16 sets forth all of the Seller’s employee benefit plans (copies of which have been made available to the Purchaser) which cover any Current Business Employee, including:

(a) any “employee benefit plan” (as defined in section 3(3) of ERISA);

(b) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any Current Business Employee, which does not constitute an employee benefit plan;

(c) any employment agreement or any written severance agreement with any Current Business Employee that provides for a severance payment; or

(d) a summary of the material terms of any arrangement described in clauses (a), (b) or (c) above that is not evidenced in writing.

Section 4.17 Employment and Labor Matters. The Seller has made available to the Purchaser an accurate and complete list of the titles or job descriptions and annual compensation for the preceding fiscal year, of all employees of the Seller involved primarily in the Business. There is, and since January 1, 2004, there has been, no labor strike, material labor dispute, material labor slow-down, material work stoppage or other material labor difficulty pending or, to the Seller’s knowledge, threatened, against the Seller and relating to the Business. Except as set forth on Schedule 4.17, none of the employees of the Seller involved primarily in the Business is covered by any collective bargaining agreement, and, to the Seller’s knowledge, no attempt is currently being made or since January 1, 2004, has been made to organize any such employees to form or enter a labor union or similar organization.

Section 4.18 Taxes. Except as disclosed in Schedule 4.18, the Seller has no liability for any material Taxes of any other Person, by contract, operation of law or otherwise. The Seller has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, partner or other third party. All Tax Returns with respect to the Business and the Assets or income attributable thereto that are required by applicable Law to be filed on or before the Closing Date by the Seller have been filed or will be filed in a timely manner (within any applicable extension periods). The information provided on such Tax Returns is or will be complete in all material respects and all Taxes shown to be due on such Tax Returns and all other material Taxes otherwise payable by the Seller have been timely paid in full or will be timely paid in full. There are no Liens for Taxes with respect to any of the Assets, other than Liens for Taxes that are not yet delinquent. There are no unpaid Taxes of the Seller or any other Person (other than the Purchaser and its Affiliates) the non-payment of which is or could reasonably be expected to become a Lien upon, or otherwise could reasonably be expected to adversely affect, any of the Assets or the use thereof or could reasonably be expected to cause the Purchaser to incur any liability. No deficiencies for Taxes have been asserted by any taxing authority against the Seller with respect to any Tax Return. The Seller has no liability for any Taxes with respect to any jurisdiction where the Seller does not file Tax Returns, and there is no outstanding assertion in writing or, to Seller’s knowledge, otherwise asserted by any such jurisdiction that the Seller is subject to taxation by such jurisdiction. There is no current or pending audit of any Tax Return filed by the Seller with respect to the Business or any of the Assets.

Section 4.19 Environmental Matters. Except as disclosed in Schedule 4.19:

(a) the Seller is in compliance in all material respects with all applicable Environmental Laws relating to the Business;

(b) the Seller is in possession of all Environmental Permits, if any, required for its operation of the Business as currently conducted, and is in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits;

(c) to the Seller’s knowledge, there are no Hazardous Substances in, on, under or at any property subject to a DC Lease that would reasonably be expected to give rise to a liability that would have a Business Material Adverse Effect;

(d) since May 1, 2001, no written notice from any Governmental Authority or, to the Seller’s knowledge, any other person, has been received by the Seller claiming that the Seller’s operation of the Business is in violation of any Environmental Law or Environmental Permit, or that the Seller is responsible (or potentially responsible) for the release of any Hazardous Substances at any location, except, in each case, for such violations or liability for such release that would not have a Business Material Adverse Effect; and

(e) the Seller is not the subject of any pending, or, to the Seller’s knowledge, threatened Proceeding involving a demand for damages, injunctive relief, penalties or other potential liability with respect to violations of any Environmental Law or the release into the environment of a Hazardous Substance, except for such violations or liability for such release that would not have a Business Material Adverse Effect.

Notwithstanding any other provision of this Agreement, (i) the representations and warranties set forth in this Section 4.19 are the only representations and warranties relating to Environmental Laws or Environmental Permits made by the Seller under this Agreement and (ii) the Seller shall have no responsibility with respect to a claim by the Purchaser or any of its Affiliates arising out of Environmental Laws or Environmental Permits that is based on a breach of a representation or warranty other than those set forth in this Section 4.19.

Section 4.20 Brokers or Finders. No broker, investment banker, financial advisor or other Person other than Peter J. Solomon Company L.P., whose fees and expenses shall be paid by the Seller or one of its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Seller or any of its Affiliates or representatives.

Section 4.21 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Seller nor any Person acting on behalf of the Seller makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 5.1 Due Incorporation. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted.

Section 5.2 Due Authorization. The Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and its Related Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including the approval of the board of directors of the Purchaser, or a duly authorized committee thereof. The Purchaser has duly and validly executed and delivered this Agreement and has or, when executed, will have duly and validly executed and delivered each of the Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the Seller, this Agreement constitutes, and each of the Related Agreements constitute or when executed will constitute the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms, subject to Enforceability Limitations.

Section 5.3 Consents and Approvals; Authority Relative to this Agreement.

(a) Except for the Governmental Required Consents, no Consent of or with any Governmental Authority is necessary in connection with the execution, delivery or performance by the Purchaser of this Agreement or any of the Related Agreements or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

(b) Except for the Governmental Required Consents, the execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, do not and will not: (i) violate any Law applicable to or binding on the Purchaser or any of its assets; (ii) constitute a breach or default of, or permit cancellation of, or result in the creation of any Lien upon any of the assets of the Purchaser under, any Contract to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates or any of their respective assets is bound; or (iii) violate or conflict with any provision of the Purchaser’s organizational documents other than, in the case of clauses (i) and (ii) above, any such items that would not have a Purchaser Material Adverse Effect.

Section 5.4 Proceedings. As of the date hereof, there are no Proceedings pending, or, to the Purchaser’s knowledge, threatened, by or against the Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby or that would result in a Purchaser Material Adverse Effect.

Section 5.5 Financing. The Purchaser has internal financial resources available which are in an aggregate amount sufficient to consummate the transactions contemplated hereby.

Section 5.6 Brokers or Finders. Except for Citigroup Global Markets, Inc., whose compensation shall be paid by the Purchaser or one of its Affiliates, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates or Representatives.

Section 5.7 Independent Investigation. In making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations and warranties contained in Article IV and the covenants and obligations of the Seller set forth in this Agreement and in the Related Agreements, the Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Business and the Assets (including the Purchaser’s own estimate and appraisal of the value of the Business, financial condition, operations and prospects of the Business and the Assets).

Section 5.8 No Other Representations. Except for the representations and warranties contained in this Article V, neither the Purchaser nor any Person acting on behalf of the Purchaser makes any representation or warranty, express or implied.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information. From and after the date of this Agreement until the Closing Date, the Seller shall afford to the Purchaser and its accountants, counsel and other representatives (“Representatives”) reasonable access, upon reasonable notice during normal business hours, to all the personnel, properties, books, contracts, commitments, Tax Returns and other records of the Business and during such period shall furnish to the Purchaser any information concerning the Business which is reasonably available to the Seller, as the Purchaser may reasonably request; provided, however, that the Seller may restrict the foregoing access to the extent that (i) in the reasonable judgment of the Seller, any law, treaty, rule or regulation of any Governmental Authority applicable to the Seller requires the Seller to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Seller, the information is subject to confidentiality obligations to a third party, or (iii) disclosure of any such information or document could result in the loss of attorney-client privilege. All requests for information and access made pursuant to this Section 6.1 shall be directed to an executive officer of the Seller or such Person as may be designated by its officers. The parties hereto will hold any such information in confidence pursuant to the terms of the Confidentiality Agreement.

Section 6.2 Preservation of Business. From the date of this Agreement until the Closing Date, except as set forth on Schedule 6.2 or as contemplated by this Agreement, the Seller shall operate the Business in the ordinary course of business and in a manner consistent with past practice, including maintaining the Inventory in amounts and quality consistent with past practices to meet reasonably anticipated customer needs. Without limiting the generality of the foregoing, except as set forth in Schedule 6.2 or as contemplated by this Agreement, prior to the Closing the Seller shall not, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned:

(a) mortgage, pledge, sell, transfer, convey or otherwise dispose of any of the Assets having an aggregate book value in excess of $100,000, except in the ordinary course of business and consistent with past practice;

(b) materially increase the compensation or benefits of any Current Business Employee, or enter into any Contract to do so, except in the ordinary course of business and consistent with past practice or as required by Law;

(c) enter into any material Contract that shall constitute a Purchased Contract other than in the ordinary course of business and consistent with past practice;

(d) amend any DC Lease other than in the ordinary course of business consistent with past practice;

(e) take any action or omit to take any action that would allow any Lien (other than a Permitted Lien and any Lien that will be extinguished or satisfied prior to the Closing with respect to the Red Distribution Centers or the date of the applicable Delayed Closing with respect to the Blue Distribution Centers) to attach to any of the Transferred Distribution Centers;

(f) file any zoning, subdivision or other similar application that would reasonably be expected to have a detrimental impact on the continued use of any Transferred Distribution Center in the manner currently used by the Seller; or

(g) authorize, or commit or agree to take, any of the foregoing actions.

Section 6.3 Consents and Approvals.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (ii) to obtain each Governmental Required Consent and each other Consent of or with a Governmental Authority which if not obtained or made would reasonably be expected to have a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby. For purposes of this Section 6.3 and subject to the last sentence of this Section 6.3(a), the “reasonable best efforts” of the parties shall include (1) opposing the entry of, or seeking to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date, including, without limitation, defending through litigation on the merits any claim asserted in any court by any Person; and (2) seeking to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Purchaser and its Affiliates and the Assets to be acquired by the Purchaser pursuant to this Agreement and (y) otherwise taking or committing to take actions that after the Closing Date would limit the Purchaser’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Purchaser, the Seller and their respective Affiliates, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing; provided that any such action contained in clause (x) and (y) is conditioned upon the consummation of the transactions contemplated hereby, and provided further that the taking of such actions by the parties shall not have a material adverse effect on the benefits the Purchaser reasonably expects to derive in the aggregate from the transactions contemplated hereby.

(b) In furtherance and not limitation of the provisions of Section 6.3(a), each of the Seller and the Purchaser shall cooperate with the other with respect to obtaining and making the Consents of Governmental Authorities and act as if all notifications, filings, submissions and other evidence, and all assurances, commitments or undertakings to be provided, or consent decrees to be entered into, in such connection are required to be prepared and filed jointly by both parties even if under particular circumstances they are formally made by only one party. In particular, the Seller and the Purchaser, or Persons nominated thereby, will promptly provide drafts to the other party, allow reasonably adequate time for comment by the other party and agree promptly to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to all relevant Governmental Authorities. The Seller and the

Purchaser shall, in each case where permitted by the relevant Governmental Authority, allow Persons nominated by the other party to attend all meetings with Governmental Authorities and, where appropriate, to make oral submissions at such meetings. Each of the Purchaser and the Seller shall (i) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining and making Consents of Governmental Authorities and (ii) promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Governmental Authorities. The Purchaser and the Seller shall comply promptly with any inquiry or request for additional information from any relevant Governmental Authority in connection herewith and shall promptly provide any supplemental information requested in connection with the notifications, filings and/or submissions made hereunder for the purposes of obtaining and making the Consents of Governmental Authorities.

(c) In furtherance and not limitation of the provisions of this Section 6.3, immediately following the date of this Agreement, the Purchaser shall use its reasonable best efforts (and the Seller shall use reasonable efforts to assist the Purchaser) to obtain any and all Permits and each other Consent of or with a Governmental Authority, including those set forth on the first part of Schedule 6.3(c), that are necessary, proper or advisable to operate the Business following the Closing in the manner currently conducted or proposed to be operated under the Transition Services Agreement, including filing all necessary documents, notifications, filings, submissions and other evidence with, and promptly responding to all inquiries or requests for information or documentation from, any such Governmental Authority and taking the actions set forth on the second part of Schedule 6.3(c). Immediately following the date of this Agreement, the parties shall jointly notify in writing all Governmental Authorities that have issued any such Permit or Consent of the pending sale of the Business and Assets to the Purchaser.

(d) Each party shall, and shall cause its Affiliates to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from third parties in respect of Purchased Contracts to the extent such Purchased Contracts require such Consents as a result of the transactions contemplated hereby; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees). The Purchaser acknowledges that certain Consents with respect to the transactions contemplated by this Agreement may be required from parties to Contracts and that such consents and waivers have not been obtained. Except as expressly provided in this Agreement, so long as the Seller has complied with its obligations hereunder with respect to obtaining Consents, the Seller shall not have any liability whatsoever to the Purchaser arising out of or relating to the failure to obtain any Consents that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Purchased Contract as a result thereof.

(e) Without limiting the terms of this Section 6.3, each party will (i) promptly after the date of this Agreement file with the Antitrust Division and the FTC the notification and report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (ii) respond promptly to inquiries from the Antitrust Division or the FTC in connection with such filings, including providing any supplemental information that may be requested by the Antitrust Division or the FTC, and (iii) provide to the other party copies of any filings made under the HSR Act at the time they are filed with the Antitrust Division or the FTC.

(f) Each of the Seller and the Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Seller or the Purchaser, as the case may be) or its legal counsel.

Section 6.4 Brokers. Regardless of whether the Closing shall occur, (a) the Seller shall indemnify the Purchaser and its Affiliates against, and hold the Purchaser and its Affiliates harmless from, any and all liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers or finders retained or engaged by the Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement, and (b) the Purchaser shall indemnify the Seller and its Affiliates against, and hold the Seller and its Affiliates harmless from, any and all liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers or finders retained or engaged by the Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement.

Section 6.5 Preservation of Books and Records; Access and Assistance.

(a) From and after the Closing, the Purchaser shall preserve and retain all accounting, legal, auditing and other books and records (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations with respect to the Seller) relating to the conduct of the Business and the ownership of the Assets on or prior to the Closing Date in a manner consistent with the Purchaser’s document retention policy. After the Closing Date, the Purchaser shall permit the Seller and its authorized representatives to have reasonable access to, and to inspect and copy, all such books and records referred to in this Section 6.5(a) and to meet with officers and employees of the Purchaser on a mutually convenient basis in order to obtain explanations with respect to such books and records and to obtain additional information.

(b) From and after the Closing Date, the Seller shall preserve and retain all records and documents included in the Excluded Assets that relate primarily to the conduct of the Business and the ownership of the Assets in a manner consistent with the Seller’s document retention policy. After the Closing Date, the Seller shall permit the Purchaser and its authorized representatives to have reasonable access to, and to inspect and copy, the portions of all such books and records referred to in this Section 6.5(b) that relate to the Business or Assets (including any customer credit agreements and letters of credit) and to meet with officers and employees of the Seller on a mutually convenient basis in order to obtain explanations with respect to the portion of such books and records that relate to the Business or Assets and to obtain additional information. To the extent any such portion of the books and records contains any information that relates to any business of the Seller or its Affiliates other than the Business, then the Seller may redact such non-Business portion of the books and records.

(c) In the event and for so long as any party hereto is contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the last of the Delayed Closings involving the Business, the other party hereto will (x) fully cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (y) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (z) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XII). For the avoidance of doubt, this Section 6.5(c) shall not apply with respect to disputes between the parties hereto.

Section 6.6 Insurance. The Purchaser acknowledges that (a) all of the insurance policies maintained by the Seller or any of its Affiliates prior to the Closing Date will be terminated with respect to the Business effective as of the Closing Date or as of a Delayed Closing Date, as applicable, as provided in Section 4.15 and (b) upon such respective dates of termination, the Business will cease to be covered under such policies and the Purchaser will have to obtain replacement coverage (including coverage as the Purchaser deems appropriate for the Assets, the operation of the Business and the satisfaction of the Assumed Obligations).

Section 6.7 Confidentiality. The Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business and the Assets. The Purchaser acknowledges that any and all other information provided to it prior to this Closing by the Seller or any of its Affiliates or representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

Section 6.8 Taxes.

(a) Cooperation. After the Closing, the Seller and the Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires providing each other with necessary information, records or documents relating to the Assets or the Business. The Seller and the Purchaser shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.

(b) Property Taxes. Subject to the last sentence of this Section 6.8(b), all real estate, personal property, and ad valorem Taxes relating to the Assets which are allocable to the period prior to the Closing Date (the “Pre-Closing Period”) shall be paid by the Seller. All such Taxes which are allocable to the period after the Closing Date (the “Post-Closing Period”) shall be paid by the Purchaser. Accordingly, notwithstanding any other provision of this Agreement, but subject to the last sentence of this Section 6.8(b), (i) if the Seller pays any such property Tax with respect to a Post-Closing Period, the Purchaser will reimburse the Seller upon demand for the amount of such property Tax; and (ii) if the Purchaser pays any such property Tax with respect to a Pre-Closing Period, the Seller will reimburse the Purchaser upon demand for the amount of such property Tax. For purposes of allocating such Taxes as they relate to the Delayed Assets, the Pre-Closing Period and Post-Closing Period referred to above shall refer to the applicable date of the Delayed Closing for the Delayed Assets.

(c) Taxes Related to Transaction. The Purchaser and the Seller shall each bear fifty percent (50%) of the cost of all sales, use or transfer Taxes, and all recording costs, arising out of the transfer of the Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Assets. Determinations and calculations of such amounts due shall be made on a state-by-state basis, according to the applicable laws as applied to the facts and circumstances of this transaction. To the extent permitted by applicable Law, the Purchaser shall file the Tax Returns for and make payment of such Taxes to the appropriate taxing or other authority; provided, however, upon demand of the party making payment to the taxing or other authority of any Tax covered by this Section 6.8(c), the other party shall pay to such party fifty percent (50%) of the amount of such payment. The party that makes payment to the taxing or other authority shall provide proof of such payment to the other party promptly after payment. The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

Section 6.9 Publicity. The Seller and the Purchaser shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated hereby and, subject to Section 6.3, prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. Nothing contained in this Agreement shall prohibit the Seller or the Purchaser from publicly disclosing this Agreement to the extent such disclosure is required under applicable Law or by obligations pursuant to any listing agreement with, or any rules of, any national securities exchange.

Section 6.10 Non-Solicit.

(a) The Seller agrees that for a period of one (1) year following the Closing Date it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of the Purchaser or any of its Affiliates) or hire any Current Business Employee to whom the Purchaser has offered employment effective as of the Closing (a “Restricted Employee”), unless, with respect to any such Restricted Employee whose primary responsibilities are not sales, such Restricted Employee ceased to be an employee of the Purchaser or its Affiliates prior to such action by the Seller or any of its Affiliates.

(b) Notwithstanding the foregoing and other than with respect to Restricted Employees whose primary responsibilities are sales, the restrictions set forth in Section 6.10(a) shall not apply to bona fide public advertisements for employment placed by or on behalf of the Seller or any of its Affiliates and not specifically targeted at Restricted Employees.

Section 6.11 Agreement Not to Compete.

(a) For purposes of this Section 6.11, the following terms shall have the following meanings:

(i) “Business Competitor” shall mean any Person that derived more than 30% of its consolidated revenues from a Competing Business during the four most recent complete fiscal quarters for which financial statements are available immediately prior to the time that the Seller or any of its Affiliates enter into an agreement providing for the acquisition of all or any portion of the equity interests or assets of, or merger or consolidation with, such Person.

(ii) “Competing Business” shall mean the business of distributing a full-line of Medical and Surgical Equipment and Supplies directly to, and for use by, General Acute Care Hospitals within the United States.

(iii) “General Acute Care Hospital” shall mean a general acute care hospital that provides 24-hour inpatient care and treats inpatients with acute illness for a short term, including for-profit, non-profit and governmental general acute care hospitals, it being understood that the term General Acute Care Hospital does not include a physician group or practice (a “Physician Practice”) or an Excluded Facility, whether or not such Physician Practice or Excluded Facility is located on the same campus or in the same building as, or is affiliated with or owned or controlled by, a General Acute Care Hospital.

(iv) “Excluded Facility” shall mean any of the following: (w) a hospital or other medical facility that treats patients for a limited group of diseases or conditions or that predominately performs surgical procedures, including hospitals or other medical facilities where the diagnosis-related group (“DRG”) classification for two-thirds of its patients during its most recently completed fiscal year falls into no more than two major diagnosis categories (“MDC”) (for example, MDCs relating to diseases of the circulatory system (cardiac), orthopedic, surgical, women’s, eye and ear, nose, and throat, rehabilitation, psychiatry and mental disorders, alcohol or drug treatment, respiratory conditions, newborns and children, and long-term care), (x) a hospital or other medical facility where at least two-thirds of such hospital’s or other medical facility’s patients during its most recently completed fiscal year are classified in surgical DRGs, (y) an ambulatory surgical center, and (z) a hospital, medical facility or other organization or agency that provides home health care, extended or long-term care or hospice services.

(v) “Medical and Surgical Equipment and Supplies” shall mean medical and surgical equipment and supplies of the type described on Annex C hereto and sold by the Seller to customers of the Business during the fiscal year ended March 31, 2006.

(b) For a period of five (5) years following the Closing Date, the Seller shall not, and shall cause its Affiliates not to, engage, directly or indirectly, including through the ownership of any equity security, in a Competing Business.

(c) Notwithstanding the terms of Section 6.11(b), nothing contained herein shall prohibit or restrict the Seller or any of its Affiliates from:

(i) manufacturing Medical and Surgical Equipment and Supplies or sourcing the Seller’s or its Affiliate’s private-brand or co-branded Medical and Surgical Equipment and Supplies and distributing such Medical and Surgical Equipment and Supplies through an unaffiliated third party to any Person, including General Acute Care Hospitals;

(ii) distributing Medical and Surgical Equipment and Supplies to any Physician Practice, Excluded Facility or other business or medical facility that is not a General Acute Care Hospital;

(iii) distributing Medical and Surgical Equipment and Supplies to any of the General Acute Care Hospitals on Schedule 6.11, so long as the Seller’s and its Affiliates’ revenues therefrom, but excluding the Seller’s and its Affiliates’ revenues from sales of products that are not part of the Seller’s and its Affiliates’ product portfolio as of the date hereof, do not exceed $10,000,000 during the period from the Closing Date until the first anniversary of the Closing Date, do not exceed $10,800,000 during the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date, do not exceed $11,664,000 during the period from the second anniversary of the Closing Date until the third anniversary of the Closing Date, do not exceed $12,597,000 during the period from the third anniversary of the Closing Date until the fourth anniversary of the Closing Date, do not exceed $13,605,000 during the period from the fourth anniversary of the Closing Date until the fifth anniversary of the Closing Date; and, upon written request from the Purchaser, no more than once with respect to any annual period referred to above, the Seller shall provide a certificate executed by a duly authorized officer of the Seller stating whether the Seller and its Affiliates are in compliance with this Section 6.11(c)(iii);

(iv) distributing to General Acute Care Hospitals Medical and Surgical Equipment and Supplies that are sold with, or are related to any other product or service (including without limitation pharmaceutical, laboratory, diagnostic or IT and automation, management, outsourcing and consulting) that may be provided by the Seller or any of its Affiliates to General Acute Care Hospitals;

(v) acquiring, by merger, consolidation or otherwise, all or any portion of the equity interests or assets of any Person which, at the time of the parties’ agreement to enter into such transaction, is not a Business Competitor, and operating any Competing Business of such Person so long as the Seller or such Affiliate divests the Competing

Business conducted by such Person within one (1) year after the date such acquisition is consummated;

(vi) distributing Medical and Surgical Equipment and Supplies to a General Acute Care Hospital to the extent that such General Acute Care Hospital is acting as a purchasing agent for a person that is not a General Acute Care Hospital;

(vii) distributing to any Person Inventory included in the Reserve Amount and transferred back to the Seller pursuant to Section 3.4 hereof;

(viii) taking any action contemplated to be taken by the Seller under this Agreement or the Transition Services Agreement; or

(ix) acquiring and holding less than one percent of the outstanding equity securities of any publicly traded Person.

(d) The Purchaser agrees that Section 6.11(b) shall not be binding on or be applicable to or restrict any Person (an “Acquirer”) that directly or indirectly acquires a majority equity interest in the Seller or any of its Affiliates (each an “Acquired Entity”) or all or a portion of the business or assets of the Seller or any of its Affiliates, regardless of the form of such transaction, and shall not be binding on or be applicable to or restrict any Affiliate of such Acquirer, other than an Acquired Entity, so long as the Acquirer was not an Affiliate of the Seller at the time of acquisition.

(e) If, at the time of enforcement of the covenants contained in Section 6.11(b) (collectively, the “Restrictive Covenants”), a court of competent jurisdiction holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that such court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

Section 6.12 Audit.

(a) As promptly as practicable after the date hereof, the Seller agrees to prepare financial statements of the Business, including a statement of operations and a statement of cash flows for the 12 months ended March 31, 2006, as well as a balance sheet as of March 31, 2006, including related footnotes (the “2006 Financial Statements”), in conformity with accounting principles generally accepted in the United States (“GAAP”) and SEC Regulation S-X. To the extent required of the Purchaser under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder) and SEC Regulation S-X in connection with the transactions contemplated hereby, the Seller will also prepare for each quarterly financial reporting period after March 31, 2006 and ending prior to the Closing Date, financial statements on a basis consistent with the 2006 Financial Statements (the “Interim Financial Statements”).

(b) The Seller agrees to engage the Seller’s independent public accounts, Deloitte & Touch LLP (“Deloitte”), to commence an audit of the 2006 Financial Statements under auditing standards generally accepted in the United States (the “Audit”). The Seller shall use its reasonable efforts to cause Deloitte to commence and complete the Audit as soon as reasonably practicable.

(c) The Seller will cooperate with the Purchaser with respect to the preparation and presentation of any written request by the Purchaser pursuant to Rule 3-13 of Regulation S-X (the “Request”) for appropriate relief from the staff of the Division of Corporation Finance of the SEC (the “SEC’s Staff”) in order to permit the filing and use by the Purchaser of “special purpose financial statements” of the Business to fulfill its obligations under Rule 3-05 of Regulation S-X. In such event, the Seller will promptly prepare a letter addressed to the Purchaser that contains such information as may be reasonably required for purposes of the Request, including an explanation of the appropriateness of the “special purpose financial statements”. The Seller will provide the Purchaser with any information reasonably required and available to Seller to respond to any comments or inquiries of the SEC’s Staff received with respect to the Request. If the SEC’s Staff permits the inclusion of the “special purpose financial statements”, then the Purchaser will promptly notify the Seller of the basis on which such financial statements must be prepared pursuant to such communication from the SEC’s Staff, and the Seller will cause the 2006 Financial Statements and Interim Financial Statements to be prepared under GAAP on the basis so notified by the Purchaser, rather than as provided in Section 6.12(a).

(d) The Seller will cooperate fully with Deloitte in connection with the Audit, including providing Deloitte with reasonable access to personnel, books and records as is requested by Deloitte to complete the Audit.

(e) As soon as reasonably practicable after issuance of Deloitte’s report on the Audit of the 2006 Financial Statements and the completion of any required unaudited Interim Financial Statements, the Seller shall provide a copy of the 2006 Financial Statements and related Audit report, and the Interim Financial Statements to the Purchaser. After the delivery of the 2006 Financial Statements and related Audit report and any required unaudited Interim Financial Statements by the Seller to the Purchaser, the Purchaser shall reimburse the Seller for all fees and expenses billed by Deloitte in connection with the Audit within ten (10) Business Days of the delivery to the Purchaser of reasonably detailed documentation of such fees and expenses. If this Agreement is terminated for any reason, then the Purchaser shall immediately upon any such termination pay to the Seller any and all fees and expenses of Deloitte in connection with the Audit incurred up until the date of such termination.

Section 6.13 Guarantees. The Purchaser will use its reasonable best efforts to obtain a full and unconditional release and cancellation of all Guarantees listed on Schedule 6.13 prior to the Closing or the Delayed Closing, as applicable, including by agreeing to enter into a replacement guarantee in favor of any third party creditor who is a beneficiary of such Guarantee. To the extent any Guarantee is not so released and cancelled prior to the Closing or the Delayed Closing, as applicable, the Purchaser shall indemnify, defend and hold harmless the Seller and each of its Affiliates with respect to all Losses that might arise or be incurred by the Seller or any of its Affiliates (or their respective successors) with respect to any such Guarantee.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by the Purchaser in whole or in part:

Section 7.1 Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality, Business Material Adverse Effect or Seller Material Adverse Effect) as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except where the failure of such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Business Material Adverse Effect or a Seller Material Adverse Effect.

Section 7.2 Compliance with Agreements and Covenants. The Seller shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement and its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

Section 7.3 Certificate of Compliance. The Seller shall have delivered to the Purchaser a certificate of the Seller dated as of the Closing Date, executed by a duly authorized officer of the Seller, certifying as to compliance with Sections 7.1 and 7.2.

Section 7.4 Hart-Scott-Rodino. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Antitrust Division or the FTC to prevent consummation of the transactions contemplated by this Agreement.

Section 7.5 No Injunctions or Other Legal Restraints. No injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall have come into effect after the date of this Agreement and continue to be in effect.

Section 7.6 Transition Services Agreement. The Seller shall have executed and delivered to the Purchaser the Transition Services Agreement.

Section 7.7 Business Material Adverse Effect. A Business Material Adverse Effect shall not have occurred since the date of this Agreement, and no event or circumstances shall have occurred since the date of this Agreement that would result in a Business Material Adverse Effect.

Section 7.8 Financial Statements.The Seller shall have delivered the 2006 Financial Statements, Audit and any Interim Financial Statements required pursuant to Section 6.12.

Section 7.9 Closing Documents. The Seller shall have delivered to the Purchaser all of the documents identified in Section 9.2.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by the Seller in whole or in part:

Section 8.1 Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct (without giving effect to any qualification of materiality or Purchaser Material Adverse Effect) as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except where the failure of such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 8.2 Compliance with Agreements and Covenants. The Purchaser shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

Section 8.3 Certificate of Compliance. The Purchaser shall have delivered to the Seller a certificate of the Purchaser dated as of the Closing Date, executed by the Purchaser, certifying as to compliance with Sections 8.1 and 8.2.

Section 8.4 Hart-Scott-Rodino. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Antitrust Division or the FTC to prevent the consummation of the transactions contemplated by this Agreement.

Section 8.5 No Injunctions or Other Legal Restraints. No injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall have come into effect after the date of this Agreement and continue to be in effect.

Section 8.6 Purchase Price. The Seller shall have received from the Purchaser the Purchase Price.

Section 8.7 Closing Documents. The Purchaser shall have delivered to the Seller all of the documents identified in Section 9.3.

ARTICLE IX

CLOSING

Section 9.1 Closing. The Closing shall take place at 10:00 a.m. Pacific time on Thursday of the week following the week when all conditions set forth in Articles VII and VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at Closing) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, California, or at such other date, time and place as the parties may agree.

Section 9.2 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser the following:

(a) the Assignment and Assumption Agreement duly executed by an authorized officer of the Seller;

(b) the Bill of Sale duly executed by an authorized officer of the Seller; and

(c) a certificate of the secretary or an assistant secretary of the Seller certifying resolutions of the board of directors of the Seller approving and authorizing the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

Section 9.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:

(a) the Assignment and Assumption Agreement duly executed by an authorized officer of the Purchaser;

(b) the Purchase Price in accordance with Sections 3.2 and 13.4; and

(c) a certificate of the secretary or an assistant secretary of the Purchaser certifying resolutions of the board of directors or a duly authorized committee thereof of the Purchaser approving and authorizing the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Closing Date:

(a) by mutual written consent of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser:

(i) if the transactions contemplated hereby shall not have been consummated by October 8, 2006 (“End Date”); provided, however, that if the transactions contemplated hereby have not been consummated by the End Date by virtue of the failure of the fulfillment of the condition set forth in Sections 7.4 and 8.4), the End Date shall be extended for one hundred and fifty (150) days; provided further, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the transactions contemplated hereby by the End Date; or

(ii) if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party who has not used its commercially reasonable efforts to cause such order, decree or ruling to be lifted and otherwise has complied with all of its obligations under this Agreement;

(c) by the Purchaser if (i) the representations and warranties of the Seller contained in this Agreement shall not be true and correct, or (ii) the Seller shall have failed to perform any obligation or to comply with any agreement or covenant of the Seller to be performed or complied with by it under this Agreement, in each case such that the conditions set forth in Sections 7.1 or 7.2 would not be satisfied, and, in the case of clause (i), such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to the Seller, and, in the case of clause (ii), such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to the Seller; or

(d) by the Seller if (i) the representations and warranties of the Purchaser contained in this Agreement shall not be true and correct, or (ii) the Purchaser shall have failed to perform in any respect any obligation or to comply with any agreement or covenant of the Purchaser to be performed or complied with by it under this Agreement, in each case such that the conditions set forth in Sections 8.1 or 8.2 would not be satisfied, and, in the case of clause (i), such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to the Purchaser, and, in the case of clause (ii), such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to the Purchaser.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.4 (Brokers), 6.7 (Confidentiality), 6.9 (Publicity) and 13.1 (Expenses), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior intentional breach of this Agreement.

ARTICLE XI

EMPLOYEES AND EMPLOYEE BENEFITS

Section 11.1 Offers of Employment. At least ten (10) days prior to the Closing Date, the Seller shall provide to the Purchaser a schedule identifying the Current Business Employees, including name, current salary or wage rate, last position held, employment location, date of hire and such other information as may be necessary to clearly identify such persons, provided and subject to the Purchaser keeping such information confidential. Subject to Section 2.8 and the terms of the Transition Services Agreement with respect to the timing of hiring certain Current Business Employees, the Purchaser shall offer employment on an at-will basis, effective as of the day following the Closing Date, to each Current Business Employee subject to the satisfaction of the Purchaser’s standard hiring processes and procedures. Each such individual who accepts the Purchaser’s offer of employment and who satisfies the Purchaser’s standard hiring processes and procedures shall become an employee of the Purchaser as of the Closing Date or the Delayed Closing Date, as applicable, and shall be referred to herein as a “Transferred Employee.” During the period commencing on the Closing Date or the Delayed Closing, as applicable, and ending one year thereafter, the Purchaser shall ensure that the Transferred Employees (and, if applicable, their eligible beneficiaries and covered dependents) are provided total compensation (including bonus opportunities, base salary levels and stock options and other equity-based awards) and overall employee benefits which are comparable in the aggregate to those provided to such Transferred Employees (and, as applicable, the eligible beneficiaries and covered dependents) as of the date hereof. The Seller shall provide such information regarding compensation paid to such Transferred Employees as the Purchaser may reasonably request to minimize the amount of employment Taxes to be paid or withheld by the Purchaser.

Section 11.2 Liabilities for Seller Benefit Plans. Following the Closing Date or the Delayed Closing Date, as applicable, (except as otherwise specified in this Article XI) the Seller and/or one or more of its Affiliates shall retain all Liabilities under and with respect to the Seller Benefit Plans. Without limiting the generality of the preceding sentence, the Seller and/or one or more of its Affiliates shall satisfy the requirements of COBRA with respect to each employee of the Business (and their “qualified beneficiaries” as that term is defined in COBRA), including the Current Business Employees, for any “qualifying event” (as that term is defined in COBRA) that occurs or occurred on or before the Closing Date or the Delayed Closing Date, as applicable.

Section 11.3 Service Credit. The Transferred Employees will be allowed credit for their service with the Seller and their predecessors, for all purposes (other than benefit accrual under a defined benefit pension plan) under any employee benefit plan, program, policy or arrangement maintained by the Purchaser and its Affiliates (the “Purchaser Benefit Plans”) including any vacation or personal time off plan. The Transferred Employees (and, as applicable, their covered dependents) shall be allowed to participate in all Purchaser Benefit Plans without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions, and the Purchaser shall credit, or cause to be credited, any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by the Purchaser and its Affiliates.

Section 11.4 Certain Compensation and Benefits. Without limiting the generality of any other provisions of this Article XI, on and after the Closing Date or the Delayed Closing Date, as applicable, the Seller shall promptly pay or provide, or shall cause one of its Affiliates to promptly pay or provide, when due, to all Transferred Employees all compensation and benefits earned or accrued prior to the Closing Date or the Delayed Closing Date, as applicable, pursuant to the terms of any compensation arrangements, employment agreements and employee pension or welfare benefit plans, programs or policies in existence as of the date hereof. From and after the Closing Date or the Delayed Closing Date, as applicable, the Purchaser shall promptly pay or provide, or shall cause one of its Affiliates to promptly pay or provide, when due, to all Transferred Employees all compensation and benefits required to be paid or provided, including pursuant to the terms of this Agreement or pursuant to the terms of any Purchaser Benefit Plan or any individual agreement with any Transferred Employee or pursuant to the terms of any relevant agreements entered into, or approved, by the Purchaser prior to the Closing Date or the Delayed Closing Date, as applicable.

Section 11.5 Seller Benefits. Transferred Employees shall not earn or accrue any additional benefits under the Seller Benefit Plans after the Closing Date or the Delayed Closing Date, as applicable. The preceding sentence shall not affect the rights of Transferred Employees (and their “qualified beneficiaries” as that term is defined in COBRA) to continued coverage in accordance with Section 11.2 and COBRA and, in the case of other benefits, as required by applicable Law and the terms of a Seller Benefit Plan.

Section 11.6 Vacation and Paid Time Off. The Seller shall promptly pay, or shall cause one of its Affiliates to promptly pay, any accrued but unused vacation or paid time off (collectively, “PTO”) to which any Transferred Employee is entitled pursuant to the PTO policy applicable to such Transferred Employee immediately prior to the Closing Date or the Delayed Closing Date, as applicable (the “PTO Policy”). On and after the Closing Date or the Delayed Closing Date, as applicable, each Transferred Employee shall accrue and be entitled to vacation and also leave in accordance with the policies of the Purchaser or Affiliate that apply to Transferred Employees in accordance with Section 11.1 taking into account past service credited under Section 11.3.

Section 11.7 FSAs. The Seller will transfer, or cause to be transferred, the unclaimed health care flexible spending account balances and the dependent care flexible spending account balances of the Transferred Employees under the Seller’s or any of its Affiliate’s employee benefit plans to the health care flexible spending plan and dependent care flexible spending account plan maintained by the Purchaser or one of its Affiliates no later than thirty (30) days following the Closing Date or the Delayed Closing Date, as applicable, and the Purchaser shall assume all outstanding obligations and liabilities for such benefits for the Transferred Employees. The health care flexible spending plan and dependent care flexible spending plan maintained by the Purchaser shall provide for the health care reimbursement and dependent care reimbursement benefits for the Transferred Employees under those plans, respectively, for the remainder of the current plan years of those plans (including for any amounts incurred under the Seller’s health care flexible spending account plan or dependent care flexible spending account plan prior to the Closing Date or the Delayed Closing Date, as applicable, but which are not claimed by the Transferred Employees prior to the Closing Date or the Delayed Closing Date, as applicable). Neither the Seller nor any of its Affiliates shall be responsible for the provision of the health care reimbursement and dependent care reimbursement benefits to Transferred Employees following the transfer of the health care flexible spending account balances and dependent care flexible spending account balances of the Transferred Employees to the Seller’s or its Affiliates’ plans.

Section 11.8 WARN Act. The Purchaser agrees to be solely responsible for any notification and liability under the WARN Act relating to any termination of any Transferred Employees occurring on or after the Closing Date or the Delayed Closing Date, as applicable. As of the Closing Date or the Delayed Closing Date, as applicable, the Seller shall provide the Purchaser with the information concerning the Seller’s activities prior to the Closing Date or the Delayed Closing Date, as applicable, that is necessary for the Purchaser to evaluate its obligations under the WARN Act on or after the Closing Date or the Delayed Closing Date, as applicable.

Section 11.9 Severance. Each Transferred Employee shall be eligible to receive severance benefits in accordance with the terms of the severance plan or policy of the Purchaser or its Affiliate that covers the Transferred Employee, taking into account past service credited under Section 11.3.

ARTICLE XII

INDEMNIFICATION

Section 12.1 Survival. The representations and warranties of the parties hereto contained herein and in the Related Agreements shall survive the Closing for a period of one (1) year after the Closing, except that (i) Tax Warranties shall survive until the Tax Statute of Limitations Date, (ii) Environmental Warranties shall survive until the Environmental Statute of Limitations Date, and (iii) Title and Authorization Warranties shall survive forever. Neither the Seller nor the Purchaser shall have any liability with respect to any claim for breach of any representation or warranty unless notice of such claims as provided herein is first given before the end of the survival period specified therefor in this Section 12.1 and such notice specifies in reasonably sufficient detail the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed.

Section 12.2 Indemnification by the Seller. Subject to Section 12.4, from and after the Closing, the Seller agrees to indemnify the Purchaser and its Affiliates (each, a “Purchaser Indemnified Party”) against, and agrees to hold the Purchaser and its Affiliates harmless from, any and all Losses incurred or suffered by the Purchaser or its Affiliates to the extent arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by the Seller in this Agreement or any Related Agreement or any document delivered by the Seller at the Closing; provided, that, for purposes of this Section 12.2(a), such representations and warranties (other than those contained in (i) Section 4.3(b)(i) and (ii), (ii) Section 4.4, (iii) Sections 4.5(a), (d) and (g), (iv) Section 4.11 and (v) the third sentence of Section 4.14) shall be read without reference to materiality, Business Material Adverse Effect, Seller Material Adverse Effect and similar phrases;

(b) any breach of or failure by the Seller to perform any covenant or obligation of the Seller set out in this Agreement or any Related Agreement or any document delivered by the Seller at the Closing; provided, that the Seller shall have no liability under this Section 12.2(b) for any such breach or failure occurring on or prior to the Closing Date unless a written notice of the Purchaser Indemnified Party’s claim is given to the Seller not later than the close of business on the first anniversary of the Closing Date;

(c) the Excluded Assets or the Retained Obligations; or

(d) the operation of the Business by the Seller prior to the Closing.

Section 12.3 Indemnification by the Purchaser. From and after the Closing, the Purchaser agrees to indemnify the Seller and its Affiliates (each, a “Seller Indemnified Party”) against, and agrees to hold the Seller and its Affiliates harmless from, any and all Losses incurred or suffered by the Seller or its Affiliates to the extent arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by the Purchaser in this Agreement or any Related Agreement or any document delivered by the Purchaser at the Closing;

(b) any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser set out in this Agreement or any Related Agreement or any document delivered by the Purchaser at the Closing; provided, that the Purchaser shall have no liability under this Section 12.3(b) for any such breach or failure occurring on or prior to the Closing Date unless a written notice of the Seller Indemnified Party’s claim is given to the Purchaser not later than the close of business on the first anniversary of the Closing Date;

(c) the Assumed Obligations; or

(d) the operation of the Business by the Purchaser subsequent to the Closing.

Section 12.4 Limitations on Liability. Notwithstanding any other provision of this Agreement or any right or remedy available under any Law:

(a) The Purchaser Indemnified Parties shall have the right to payment by the Seller under Section 12.2(a) only if, and only to the extent that, the Purchaser Indemnified Parties shall have incurred indemnifiable Losses in excess of $424,000 and then only for the amounts in excess thereof; provided, however, that the foregoing limitation shall not apply with respect to any indemnifiable Losses under Sections 12.2(b), (c) or (d) or relating to a breach or inaccuracy of any Tax Warranty, Environmental Warranty or Title and Authorization Warranty.

(b) Neither the Seller nor any of its Affiliates shall have any liability under or otherwise in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby in excess of $6,360,000 in the aggregate; provided, however, that the foregoing limitation shall not apply with respect to any indemnifiable Losses under Sections 12.2(b), (c) or (d) or relating to a breach or inaccuracy of any Tax Warranty, Environmental Warranty or Title and Authorization Warranty.

(c) Neither the Seller nor any of its Affiliates shall have any liability under or otherwise in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby in excess of $42,400,000 (“Cap”) in the aggregate; provided, however, that such Cap shall not apply to any indemnifiable Losses under (i) Section 12.2(b) with respect to post-Closing covenants and obligations under this Agreement or any Related Agreement (exclusive of obligations of the Seller under the Transition Services Agreement, which shall be governed by the limitations set forth therein), or (ii) Sections 12.2(c) or (d).

(d) The Seller Indemnified Parties shall have the right to payment by the Purchaser under Section 12.3(a) only if, and only to the extent that, the Seller Indemnified Parties shall have incurred indemnifiable Losses in excess of $424,000 and then only for the amounts in excess thereof; provided, however, that the foregoing limitation shall not apply with respect to any indemnifiable Losses under Sections 12.3(b), (c) or (d) or relating to a breach or inaccuracy of any Title and Authorization Warranty.

(e) Neither the Purchaser nor any of its Affiliates shall have any liability under or otherwise in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby in excess of $6,360,000 in the aggregate; provided, however, that the foregoing limitation shall not apply with respect to any indemnifiable Losses under Sections 12.3(b), (c) or (d) or relating to a breach or inaccuracy of any Title and Authorization Warranty.

(f) Neither the Purchaser nor any of its Affiliates shall have any liability under or otherwise in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby in excess of the Cap in the aggregate; provided, however, that such Cap shall not apply to any indemnifiable Losses under (i) Section 12.3(b) with respect to post-Closing covenants and obligations under this Agreement or any Related Agreement (exclusive of obligations of the Purchaser under the Transition Services Agreement, which shall be governed by the limitations set forth therein), or (ii) Sections 12.3(c) or (d).

(g) IN NO EVENT SHALL THE SELLER OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY UNDER THIS AGREEMENT, ANY RELATED AGREEMENT (OTHER THAN THE TRANSITION SERVICES AGREEMENT) OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY FOR ANY SPECIAL, SPECULATIVE, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY (WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE), WHETHER OR NOT THE SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(h) WITH THE EXCEPTION OF REMEDIES BASED ON FRAUD, THE SOLE AND EXCLUSIVE LIABILITY AND RESPONSIBILITY OF THE SELLER AND ITS AFFILIATES TO THE PURCHASER AND ITS AFFILIATES AND THE SOLE AND EXCLUSIVE LIABILITY AND RESPONSIBILITY OF THE PURCHASER AND ITS AFFILIATES TO THE SELLER AND ITS AFFILIATES UNDER OR IN CONNECTION WITH THE ASSETS, THE BUSINESS, THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING FOR ANY BREACH OF OR INACCURACY IN ANY REPRESENTATION OR WARRANTY OR FOR ANY BREACH OF ANY COVENANT OR OBLIGATION OR FOR ANY OTHER REASON), AND THE SOLE AND EXCLUSIVE REMEDY OF THE PURCHASER AND ITS AFFILIATES WITH RESPECT TO ANY OF THE FOREGOING, SHALL BE AS SET FORTH IN THIS ARTICLE XII, or in ARTICLE XV of the Transition Services Agreement, as applicable. To the extent that either party hereto or any of its Affiliates has any Losses for which it may assert any other right to indemnification, contribution or recovery from the other party hereto or any of its Affiliates (whether under this Agreement or under any common law theory or any statute or other Law), such party hereby waives, releases and agrees not to assert such right, and such party agrees to cause each of its Affiliates to waive, release and agree not to assert such right, regardless of the theory upon which any claim may be based, whether contract, equity, tort, fraud, warranty, strict liability or any other theory of liability.

(i) Neither the Seller nor any of its Affiliates shall have any liability under or otherwise in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby for any Loss (i) to the extent arising as a result of any action taken or omitted to be taken by the Purchaser or any of its Affiliates, (ii) with respect to any representation or warranty of the Seller herein to the extent arising from or relating to any matter disclosed on the Schedules to this Agreement corresponding to such representation or warranty and (iii) to the extent accrued, provided or reserved for in the Business Financial Statements or the Final Closing Statement of Inventory.

Section 12.5 Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 12.6, but in any event no later than fifteen (15) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply; provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

Section 12.6 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine whether the limitations in Section 12.4 have been satisfied or do not apply); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (i) in the proviso in Section 12.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

Section 12.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 12.6) or the Indemnifying Person, as the

case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 12.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

Section 12.8 Time Limits. Any right to indemnification or other recovery under this Article XII shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person in writing within the applicable time period set forth in Sections 12.1, 12.2(b) or 12.3(b), as the case may be. If any claim for indemnification or other recovery is timely asserted under this Article XII, the Indemnified Person shall have the right to bring an action, suit or proceeding with respect to such claim within one (1) year after first giving the Indemnifying Person notice thereof, but may not bring any such action, suit or proceeding thereafter, except that an action, suit or proceeding with respect to a claim for Taxes may be brought no later than one (1) year after the Tax Statute of Limitations Date with respect to the applicable Tax Liability.

Section 12.9 Net Losses and Subrogation.

(a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds and recoveries: provided, however, that such efforts are not required to precede any claim by such Indemnified Person under this Article XII. If any such proceeds or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).

(b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 12.10 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 12.2 or Section 12.3 shall be treated by the Purchaser and the Seller as an adjustment to the Purchase Price.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Expenses. Except as otherwise provided herein, each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby and the Related Agreements.

Section 13.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by the Purchaser and the Seller.

Section 13.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)	If to the Purchaser, addressed as follows:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention: Grace R. den Hartog

Facsimile: (804) 723-7113

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attention: C. Porter Vaughan, III and W. Lake Taylor, Jr.

Facsimile: (804) 788-8218

(ii)	If to the Seller, addressed as follows:

McKesson Medical-Surgical Inc.

8741 Landmark Road 23228

Richmond, VA 23228

Attention: President

Facsimile: 804-264-7520

with a copy to:

McKesson Medical-Surgical Inc.

8741 Landmark Road

Richmond, VA 23228

Attention: Law Department

Facsimile: 804-553-2165

with a second copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco CA 94105-2228

Attention: Blair W. White and Patrick J. Devine

Facsimile: (415) 983-1200

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

Section 13.4 Payments in Dollars. Except as otherwise provided herein, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

Section 13.5 Waivers. Except as otherwise provided in Article XII, the failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 13.6 Assignment. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, except with the written consent of the other party, no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by either party; provided, however, that the Purchaser may assign its right (but no obligations hereunder) to acquire the owned vehicles listed on Schedule 2.1(a), Item 3, to a third party or an Affiliate.

Section 13.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent expressly provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

Section 13.8 Further Assurances. Upon the reasonable request of the Purchaser, the Seller shall on and after the Closing Date execute and deliver, and cause to be executed and delivered, to the Purchaser such deeds, assignments and other instruments as may be reasonably requested by the Purchaser and are required to effectuate completely the transfer and assignment to the Purchaser of the Seller’s right, title and interest in and to the Assets, and to otherwise carry out the purposes of this Agreement.

Section 13.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 13.10 Entire Understanding. This Agreement, the Related Agreements and the Confidentiality Agreement set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

Section 13.11 Language. The Seller and the Purchaser agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against the Seller or the Purchaser. Each of the Seller and the Purchaser and their respective counsel have reviewed and negotiated the terms of this Agreement.

Section 13.12 Remittances. All remittances, payments, mail and other communications relating to the Assets or the Assumed Obligations received by the Seller at any time after the Closing Date shall be promptly turned over to the Purchaser by the Seller. All remittances, payments, mail and other communications relating to the Excluded Assets or the Retained Obligations received by the Purchaser at any time after the Closing Date shall be promptly turned over to the Seller by the Purchaser.

Section 13.13 Bulk Sales. The Purchaser hereby waives compliance by the Seller with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Assets. The Seller agrees to indemnify and hold harmless the Purchaser with respect to all Losses which the Purchaser may incur or suffer as a result of the Seller’s non-compliance with any such Laws, except to the extent that such Losses arise from the Purchaser’s failure to pay or satisfy any of the Assumed Obligations.

Section 13.14 Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Commonwealth of Virginia solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Federal court. The parties hereby consent to and grant any such Federal court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 13.15 Specific Performance. The parties hereto agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to obtain specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and to obtain reasonable attorneys’ fees. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

Section 13.16 Schedules. Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement or any Related Agreement. Neither the specification of any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Related Agreement. The Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule hereto, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 7.1. If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any inaccuracy in or breach of any representation, warranty, covenant or obligation which would have existed if the Seller had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 13.16 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

Section 13.17 Disclaimer of Warranties. The Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking statements made available to the Purchaser. There is no assurance that any projected or forecasted results will be achieved. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE RELATED AGREEMENTS,

THE SELLER IS SELLING THE ASSETS ON AN “AS IS, WHERE IS” BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE RELATED AGREEMENTS, THE SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, THE SELLER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT AND ANY WARRANTY ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING. THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV. The Purchaser acknowledges and agrees that neither the Seller, its Affiliates, any of their respective representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or other information heretofore made available by the Seller, its Affiliates or their respective representatives to the Purchaser, any of its Affiliates or their representatives (including the Confidential Executive Summary dated April 2006 and the Management Presentation dated April 2006) or any information that is not included in this Agreement or the Schedules hereto, and neither the Seller, its Affiliates, any of their respective representatives nor any other Person will have or be subject to any liability to the Purchaser, any of its Affiliates or their representatives resulting from the distribution of any such information to, or the use of any such information by, the Purchaser, any of its Affiliates or any of their agents, consultants, accountants, counsel or other representatives.

Section 13.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.19 Parent Guaranties.

(a) Seller Parent unconditionally guarantees to the Purchaser that the Seller will fully and promptly pay and perform all of Seller’s obligations (the “Seller’s Obligations”) to the Purchaser under this Agreement. Seller Parent’s guaranty pursuant to this Section 13.19(a) is an absolute and unconditional guaranty of payment and performance. Seller Parent’s guaranty pursuant to this Section 13.19(a) is an irrevocable guaranty of payment and performance when due and not merely of collectibility after judgment or other action against the Seller and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement. Seller Parent hereby agrees to pay on demand all sums due and to become due to the Purchaser from, and to perform all obligations to be performed by, the Seller under this Agreement; provided that the Purchaser first demand in writing payment from or performance by the Seller and only if the Seller does not pay or perform within thirty (30) days following receipt of such demand, the Purchaser may demand in writing payment or performance from the Seller Parent. The obligations of Seller Parent under this Section 13.19(a) are independent of and separate from the Seller’s Obligations. Upon the occurrence and during the continuance of any default by the Seller for the payment or performance of Seller’s Obligations for thirty (30) days after the Purchaser’s written demand for the same, the Purchaser may sue Seller Parent separately from the Seller for the payment or performance of Seller’s Obligations, whether or not the Purchaser sues the Seller in such lawsuit or in a separate lawsuit. To the extent the Purchaser proceeds with any course of action under this Section 13.19(a) or against the Seller, that choice shall not preclude the Purchaser from taking any other course of action. Seller Parent hereby assumes all responsibility for keeping informed of (i) the Seller’s financial condition and assets, (ii) other circumstances bearing upon the risk of nonpayment or nonperformance of Seller’s Obligations to the Purchaser and (iii) the nature, scope and extent of the risks which the Seller Parent assumes and incurs under this Section 13.19(a). Seller Parent hereby agrees that the Purchaser shall have no duty to advise Seller Parent of information known to the Purchaser regarding such circumstances or risks. Seller Parent hereby waives notice of the Purchaser’s acceptance of Seller Parent’s guaranty and of presentment, demand, protest and notice of non-payment or protest as to any note or obligation signed, accepted, endorsed or assigned by the Purchaser to the Seller. If at any time performance and payment of the Seller’s Obligations are reduced in amount, or if the Purchaser must return any payments received from the Seller, this guaranty shall be reinstated for the amount so reduced or returned.

(b) Purchaser Parent unconditionally guarantees to the Seller that the Purchaser will fully and promptly pay and perform all of the Purchaser’s obligations (the “Purchaser’s Obligations”) to the Seller under this Agreement. Purchaser Parent’s guaranty pursuant to this Section 13.19(b) is an absolute and unconditional guaranty of payment and performance. Purchaser Parent’s guaranty pursuant to this Section 13.19(b) is an irrevocable guaranty of payment and performance when due and not merely of collectibility after judgment or other action against the Purchaser and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement. Purchaser Parent hereby agrees to pay on demand all sums due and to become due to the Seller from, and to perform all obligations to be performed by, the Purchaser under this Agreement; provided that the Seller first demand in writing payment from or performance by the Purchaser and only if the Purchaser does not pay or perform within thirty (30) days following receipt of such demand, the Seller may demand in writing payment or performance from Purchaser Parent. The obligations of Purchaser Parent under this Section 13.19(b) are independent of and separate from the Purchaser’s Obligations of the Purchaser. Upon the occurrence and during the continuance of any default by the Purchaser for the payment or performance of the Purchaser’s Obligations for thirty (30) days after the Seller’s written demand for the same, the Seller may sue Purchaser Parent separately from the Purchaser for the payment or performance of the Purchaser’s Obligations, whether or not the Seller sues the Purchaser in such lawsuit or in a separate lawsuit. To the extent the Seller proceeds with any course of action under this Section 13.19(b) or against the Purchaser, that choice shall not preclude the Seller from taking any other course of action. Purchaser Parent hereby assumes all responsibility for keeping informed of (i) the Purchaser’s financial condition and assets, (ii) other circumstances bearing upon the risk of nonpayment or nonperformance of the Purchaser’s Obligations to the Seller and (iii) the nature, scope and extent of the risks which Purchaser Parent assumes and incurs under this Section 13.19(b). Purchaser Parent hereby agrees that the Seller shall have no duty to advise Purchaser Parent of information known to the Seller regarding such circumstances or risks. Purchaser Parent hereby waives notice of the Seller’s acceptance of Purchaser Parent’s guaranty and of presentment, demand, protest and notice of non-payment or protest as to any note or obligation signed, accepted, endorsed or assigned by the Seller to the Purchaser. If at any time performance and payment of the Purchaser’s Obligations are reduced in amount, or if the Seller must return any payments received from the Purchaser, this guaranty shall be reinstated for the amount so reduced or returned.

*  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

McKESSON MEDICAL-SURGICAL INC.		For purposes of Section 13.19(a) only: McKESSON CORPORATION

By:	/S/ BRIAN S. TYLER	By:	/S/ MARC E. OWEN
Name:	Brian S. Tyler	Name:	Marc E. Owen
Title:	President	Title:	Executive Vice President

OWENS & MINOR DISTRIBUTION, INC.		For purposes of Section 13.19(b) only: OWENS & MINOR, INC.

By:	/S/ CRAIG R. SMITH	By:	/S/ CRAIG R. SMITH
Name:	Craig R. Smith	Name:	Craig R. Smith
Title:	President and CEO	Title:	President and CEO